SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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MICHAEL BAKER CORPORATION
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(Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)

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MICHAEL BAKER CORPORATION

Airside Business Park

100 Airside Drive

Moon Township, PA 15108

NOTICE OF ANNUAL MEETING

AND PROXY STATEMENT

Dear Shareholder:

We invite you to attend the annual meeting of shareholders of Michael Baker Corporation (“Michael Baker”) on May 30, 2012 at 10:00 a.m. in Hopewell, Pennsylvania.

These materials include the formal notice of the meeting and the Proxy Statement. The Proxy Statement tells you more about the items upon which we will vote at the meeting, which include:

1.	Election of directors;

2.	Approval of an advisory resolution on Michael Baker’s 2011 named executive officer compensation; and

3.	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

It also explains how the voting process works, gives information about Michael Baker’s director candidates, describes the principle features of Michael Baker’s executive compensation and addresses the rationale for ratifying the selection of Deloitte & Touche LLP.

We are once again providing access to our Proxy Statement, proxy card and 2011 Annual Report to Shareholders, referred to as our “Proxy Materials”, over the Internet. Accordingly, on April 20, 2012 we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record and beneficial owners. You will have the ability to access the Proxy Materials on a website referred to in the Notice or request a printed or e-mailed set of the Proxy Materials. Instructions on how to access the Proxy Materials over the Internet or to request a printed or e-mailed copy may be found in the Notice. In addition, you may request delivery of future annual meeting proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. For those of you who have requested to receive the materials in hard copy, the proxy materials have been sent to you by mail or e-mail.

Whether or not you plan to attend the annual meeting, please cast your vote by proxy over the Internet, by telephone or by requesting a proxy card to complete, sign, date and return in the mail, by following the instructions provided in the Notice. Regardless of the method used, please vote your shares so that enough shares are represented to allow us to conduct the business of the annual meeting. Voting over the Internet, by telephone or by proxy card does not affect your right to vote in person if you attend the annual meeting.

Sincerely yours,

H. JAMES MCKNIGHT
Executive Vice President, Chief Legal Officer and Secretary

April 20, 2012

NOTICE OF 2012 ANNUAL MEETING

Date, Time and Place

•	May 30, 2012

•	10:00 a.m.

•	The Club at Shadow Lakes, 2000 Beaver Lakes Boulevard, Hopewell, PA 15001 (724) 375-5511

Purpose

•	Elect nine directors to serve for a one-year term.

•	Approval of an advisory resolution on Michael Baker’s 2011 named executive officer compensation.

•	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

•	Conduct other business if properly raised.

Procedures

•	Please vote over the Internet, by telephone or by requesting a proxy card.

•	Only shareholders of record on April 10, 2012 receive notice of, and may vote at, the meeting.

Your vote is important. Please vote over the Internet, by telephone or by requesting a proxy card.

H. JAMES MCKNIGHT
Executive Vice President, Chief Legal Officer and Secretary

April 20, 2012

i

GENERAL

We have made these materials available over the Internet, and for those who have received or may request to receive the materials in hard copy or by e-mail the proxy materials have been sent to you, on or about April 20, 2012 because the Board of Directors of Michael Baker Corporation (“Michael Baker”) is soliciting your proxy to vote at Michael Baker’s 2012 annual meeting of shareholders.

Who May Vote

Shareholders of Michael Baker as reflected in Michael Baker’s stock records at the close of business on April 10, 2012 may vote.

One-Page Notice Regarding Internet Availability of Proxy Materials

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we are once again providing access to our Proxy Statement, proxy card and 2012 Annual Report to Shareholders, referred to as our “Proxy Materials”, over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record and beneficial owners. You will have the ability to access the Proxy Materials on a website referred to in the Notice or request a printed or e-mailed set of the Proxy Materials. Instructions on how to access the Proxy Materials over the Internet or to request a printed or e-mailed copy may be found in the Notice. In addition, you may request delivery of future annual meeting proxy materials in printed form by mail or electronically by email on an ongoing basis.

How to Vote

You can direct your vote by proxy as follows:

•	Via the Internet: You may submit voting instructions to the proxy holders through the Internet by following the proxy voting instructions found in the Notice.

•	By Telephone: You may submit voting instructions to the proxy holders by telephone by following the proxy voting instructions found in the proxy card.

•	By Mail: You may sign, date and return your proxy card in the pre-addressed, postage-paid envelope that will be provided.

•	At the Meeting: If you attend the annual meeting, you may vote in person by ballot, even if you have previously returned a proxy card or otherwise voted.

How a Proxy Works

Giving Michael Baker a proxy means that you authorize Michael Baker to vote your shares in accordance with your directions. If you give Michael Baker a proxy, but do not direct how to vote your shares on any of the proposals, your shares will be voted in favor of any such proposal.

You may receive more than one Notice depending on how you hold your shares. Shares registered in your name are generally covered by one Notice. If you hold shares through someone else, such as a stockbroker, then you may get material from them asking you how you want to vote.

Changing Your Vote

You may revoke your proxy before it is voted by submitting a new proxy with a later date, including a proxy submitted over the Internet or by telephone, by voting in person at the meeting or by notifying Michael Baker’s Secretary in writing.

Common Stock Outstanding

As of the close of business on April 10, 2012, 9,573,709 shares of Michael Baker common stock were issued and outstanding.

Quorum and Voting Information

Quorum

In order to conduct the business of the meeting, there must be a quorum. This means at least a majority of the issued and outstanding shares eligible to vote must be represented at the meeting, either in person or by proxy. You are considered a part of the quorum if you vote over the Internet, vote by telephone or submit a properly signed proxy card if you received one. Votes withheld, broker non-votes and abstentions, as well as votes for or against a proposal, are counted as eligible votes represented at the meeting in determining a quorum. Broker non-votes are proxies submitted by brokers that do not indicate a vote for a proposal because the broker does not have discretionary voting authority and has not received instructions as to how to vote on the proposal.

Election of Directors

If a quorum is present at the meeting, the vote to elect nine directors to Michael Baker’s Board of Directors will be determined based on a plurality of the votes cast. This means the nine director candidates receiving the greatest number of votes cast will be elected to fill the open seats on the Board of Directors.

You have one vote for each share of Michael Baker common stock you own, and you have cumulative voting rights in the election of directors. Cumulative voting entitles you to that number of votes in the election of directors equal to the number of shares of Michael Baker common stock you own, multiplied by the total number of directors to be elected. Under cumulative voting, you may cast the total number of your votes for one nominee or distribute them among any two or more nominees as you choose. Your proxy will be voted “for” the election of these nominees, unless you withhold authority to vote for any one or more of them. Shares represented by proxies, unless otherwise indicated on the proxy card, will be voted cumulatively in such manner that the number of shares voted for each nominee (and for any substitute nominated by the Board of Directors, if any nominee listed becomes unable or is unwilling to serve) will be as nearly equal as possible. The nine nominees receiving the highest number of affirmative votes cast at the annual meeting by the holders of common stock voting in person or by proxy, a quorum being present, will be elected as directors. If any nominee is unable or unwilling to stand for election, your proxy authorizes Michael Baker to vote for a replacement nominee if the Board names one.

Only votes “for” a candidate are counted in the election of directors. The nine nominees who receive the most votes will be elected as directors.

Approval of an Advisory Resolution on Michael Baker’s 2011 Named Executive Officer Compensation

If a quorum is present at the meeting, then the approval of the advisory resolution on Michael Baker’s 2011 named executive officer compensation requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the annual meeting. The result of this vote is not binding on the Board of Directors, but will be considered by the Board and its Compensation Committee.

Ratification of the Selection of Deloitte & Touche LLP

If a quorum is present at the meeting, then the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 will be approved if the majority of the votes cast, in person or by proxy, on the proposal by the holders of shares is in favor of the proposal.

Other Matters

If a quorum is present, then any proposal other than the election of directors, the approval of the advisory resolution on Michael Baker’s named executive officer compensation and the ratification of the selection of Deloitte & Touche LLP will be approved if a majority of the votes cast (in person or by proxy) are in favor of the proposal, unless the matter requires more than a majority of votes cast under statute or Michael Baker’s bylaws. There are no other proposals included in this Proxy Statement or expected to come before the Annual Meeting.

Shares Held by your Broker

If your shares are held by a broker, the broker will ask you how you want your shares voted. If you give the broker instructions on how to vote your shares, your shares will be voted as you direct. If you do not give instructions, one of two things will happen, depending on the proposal. For Proposal 3, the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012, the broker may vote your shares at its discretion. For all other proposals, the broker may not vote your shares at all if you do not give instructions.

Abstentions and Broker Non-Votes

Under the Pennsylvania Business Corporation Law, an abstention or a broker non-vote is not considered a vote cast or considered in the calculation of the majority of votes cast and, therefore, will have no effect on the vote for an item.

COMMON STOCK OWNERSHIP

Director and Executive Officer Stock Ownership

Under the SEC’s rules, a person beneficially owns Michael Baker common stock if the person has the power to vote or dispose of the shares, or if such power may be acquired, by exercising options or otherwise, within 60 days. The table below shows the amount and percentage of Michael Baker common stock that is beneficially owned, as of April 10, 2012, by the named executive officers in the “Summary Compensation Table,” Michael Baker’s current non-employee directors and director nominees and all of Michael Baker’s directors and executive officers as a group. Each person has sole voting power and sole dispositive power, unless indicated otherwise. No shares have been pledged as security by the named executive officers or director nominees.

Executive Officer	Shares of Common Stock Owned(1)(2)	Options Exercisable within 60 days	Total	Percent of Class
David J. Greenwood	9,133	—	9,133	*
G. John Kurgan	32,654	—	32,654	*
Bradley L. Mallory	41,268	—	41,268	*
H. James McKnight	9,332	—	9,332	*
Michael Zugay	13,434	—	13,434	*

Non-employee Director/Nominee	Shares of Common Stock Owned(2)		Options Exercisable within 60 days	Total		Percent of Class
Robert N. Bontempo	22,500		20,000	42,500		*
Nicholas P. Constantakis	29,000	(3)	18,000	47,000	(3)	*
David L. DeNinno	—		—	—		*
Robert H. Foglesong	9,000		12,000	21,000		*
Mark E. Kaplan	6,000		8,000	14,000		*
John E. Murray Jr	19,500		8,000	27,500		*
Pamela S. Pierce	10,500		14,000	24,500		*
Richard L. Shaw	13,500	(4)	16,000	29,500	(4)	*
David N. Wormley	6,000		8,000	14,000		*
Directors and Executive Officers as a Group (19 persons)				363,811		3.8%

*	Less than 1%

(1)

This amount includes the number of shares of common stock indicated for each of the following persons or group which are allocated to their respective accounts as participants in the Michael Baker 401(k) Plan, referred to as the “Baker 401(k) Plan” and as to which they are entitled to give binding voting instructions to the trustee of the Baker 401(k) Plan: Mr. Greenwood 5,194 shares, Mr. Kurgan 5,355 shares, Mr. Mallory 1,024 shares, Mr. McKnight 411 shares, Mr. Zugay 2,747 shares and all executive officers as a group 26,029 shares. This amount also includes the number of shares of common stock for each of the following individuals purchased under Michael Baker’s Employee Stock Purchase Plan: Mr. Greenwood 1,249 shares, Mr. Kurgan 932 shares, Mr. Zugay 1,267 shares and all executive officers as a group 5,103 shares. Baker 401(k) Plan and Employee Stock Purchase Plan holdings have been rounded to the nearest full share.

(2)

This amount includes restricted stock over which the directors and executive officers do not have dispositive power until restrictions lift as follows: Dr. Bontempo 3,000 shares, Mr. Constantakis 3,000 shares, General Foglesong 3,000 shares, Mr. Greenwood 1,794 shares, Mr. Kaplan 3,000 shares, Mr. Kurgan 6,281 shares, Mr. Mallory 23,328 shares, Mr. McKnight 6,281 shares, Dr. Murray 3,000 shares, Ms. Pierce 3,000 shares, Mr. Shaw 3,000 shares, Dr. Wormley 3,000 shares and Mr. Zugay 6,281 shares.

(3)	This amount includes 24,500 shares gifted by Mr. Constantakis to his spouse for which Mr. Constantakis disclaims beneficial ownership.

(4)	This amount includes 7,500 shares gifted by Mr. Shaw to his spouse for which Mr. Shaw disclaims beneficial ownership.

Owners of More Than 5%

The following table shows shareholders who are known to Michael Baker to be a beneficial owner of more than 5% of Michael Baker’s common stock as of December 31, 2011.

Name and Address of Beneficial Owner	Shares of Common Stock(1)		Percent of Class

Baker 401(k) Plan Michael Baker Corporation Airside Business Park 100 Airside Drive Moon Township, PA 15108	957,578	(2)	10.01%

Corbyn Investment Management, Inc. 2330 W. Joppa Road, Suite 108 Lutherville, MD 21093	893,116	(3)	9.36%

Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	698,240	(4)	7.32%

Investment Counselors of Maryland, LLC 803 Cathedral Street Baltimore, MD 21201	542,200	(5)	5.68%

Blackrock, Inc. 40 East 52nd Street New York, NY 10022	501,688	(6)	5.26%

(1)

Under SEC regulations, a person who has or shares voting or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Unless otherwise indicated in the other footnotes below, each person has sole voting power and sole investment power as to all shares listed opposite such person’s name.

(2)

The Baker 401(k) Plan requires the trustee to vote the shares held by the trust in accordance with the instructions from the participants for all shares allocated to such participants’ accounts. Allocated shares for which no such instructions are given are voted by the trustee in the same proportion as the votes for which participant instructions are given. In the case of a tender offer, allocated shares for which no instructions are given are not voted or tendered.

(3)

Based solely on the information set forth in the Schedule 13G filed January 10, 2012, Corbyn Investment Management, Inc. beneficially owns 248,811 shares, while Greenspring Fund, Inc., for which Corbyn Investment Management, Inc. serves as investment advisor, beneficially owns 644,305 shares. Due to its power to direct the disposition and direct the vote over such shares, Corbyn Investment Management, Inc. shares both dispositive and voting power with respect to the 893,116 shares.

(4)

Based solely on the information set forth in the Schedule 13G/A filed February 14, 2012, Wellington Management Company, LLP, in its capacity as investment adviser, may be deemed to beneficially own 698,240 shares which are held of record by clients of Wellington Management Company, LLP.

(5)

Based solely on the information set forth in the Schedule 13G filed January 25, 2012, all shares of common stock are owned by various advisory clients of Investment Counselors of Maryland, LLC, which is deemed to be a beneficial owner of those shares pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, due to its discretionary power to make investment decisions over such shares for its clients and its ability to vote such shares. Accordingly, Investment Counselors of Maryland, LLC shares both voting and dispositive power with respect to the 542,200 shares.

(6)	Based solely on the information set forth in the Schedule 13G/A filed February 13, 2012, Blackrock, Inc. has sole voting and dispositive power with respect to 501,688 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Michael Baker’s directors and executive officers to file reports of beneficial ownership and changes in beneficial ownership of Michael Baker stock. Directors and officers must furnish Michael Baker with copies of these reports. Based on these copies and directors’ and executive officers’ representations, Michael Baker believes all directors and executive officers complied with the requirements in 2011, except for the late Form 4 reporting on April 1, 2011 of restricted stock awards to the following executives: Joseph R. Beck 1,491 shares; David G. Higie 1,491 shares; James M. Kempton 1,242 shares; Samuel C. Knoch 1,491 shares; G. John Kurgan 4,348 shares; Bradley L. Mallory 16,150 shares; H. James McKnight 4,348 shares; Edward L. Wiley 4,348 shares; Michael Ziemianski 1,491 shares and Michael J. Zugay 4,348 shares.

PROPOSAL 1 — ELECTION OF DIRECTORS

Michael Baker’s Board of Directors currently has ten members. Robert N. Bontempo, Nicholas P. Constantakis, David L. DeNinno, Robert H. Foglesong, Mark E. Kaplan, Bradley L. Mallory, Jr., Pamela S. Pierce, Richard L. Shaw and David N. Wormley, whose terms of office are expiring, have been nominated to serve for new terms ending in 2013. Dr. John E Murray, a current director who has served on Michael Baker’s Board since 1997, was not nominated to serve a new term beginning after the 2012 Annual Meeting and therefore Dr. Murray’s term as a director will expire at the 2012 Annual Meeting. All nominations were recommended by the Governance and Nominating Committee of the Board, as further described in “The Governance and Nominating Committee” on page 13, and approved by the entire Board of Directors.

The Board is Committed to Good Corporate Governance

The Board undertook a broad review of Michael Baker’s corporate governance and earlier this year took a number of actions that it believes were designed to better align its corporate governance mechanisms with prevailing approaches to issues of relevance to shareholders. These actions included:

-	Terminating Michael Baker’s shareholder rights plan, or so-called “poison pill”;

-	Appointing an independent director as the Board’s Lead Director and requiring executive sessions of independent directors at each Board meeting; and

-

Confirming the Board’s policy of separating the CEO and Chairman roles and adopting other policies reflected in the new Corporate Governance Guidelines, a copy of which is available on Michael Baker’s website at http://www.mbakercorp.com and available in print to any shareholder upon request.

The Board recognizes that proper alignment to corporate governance is an ongoing effort and intends to continue to take appropriate actions going forward.

Director Nominees

The following table sets forth certain information regarding the nominees as of April 20, 2012. All of the nominees are continuing directors who were elected directors by Michael Baker’s shareholders at the 2011 Annual Meeting with the exception of Mr. DeNinno who was appointed to the Board on April 13, 2012. Except as otherwise indicated, each nominee has held the principal occupation listed or another executive position with the same entity for at least the past five years.

Robert N. Bontempo, Ph.D. Age 52 Director since 1997

Professor at Columbia University School of Business since 1994. Formerly: Assistant Professor of International Business at Columbia University Graduate School of Business from 1989 to 1994.

Dr. Bontempo has extensive experience counseling international businesses on a wide range of strategic issues and is widely recognized as an authority on matters relating to corporate organization. We believe that his expertise brings valuable perspective and insight to our Board with respect to organizational, business and market requirements.

Nicholas P. Constantakis, CPA Age 72 Director since 1999

Retired. Formerly: Partner, Andersen Worldwide SC (independent public accountants and consultants) from 1972 to 1997. Holds numerous investment company directorships in the Federated Fund Complex (a series of investment companies) where he is a member of the Audit Committee. From 2005 to 2008 he was Chairman of the Audit Committee of the Federated Fund Complex.

Mr. Constantakis’ accounting and financial experience qualifies him to head our audit committee, as does his experience with the Federated Fund Complex. We believe that his background and experience have enabled him to provide an important leadership perspective in particular to the audit committee.

David L. DeNinno Age 56 Director since 2012

Senior Vice President, General Counsel and Secretary at Wabtec Corporation (a manufacturing company), since February 2012. Formerly, he served as a partner at K&LGates LLP (a law firm) from May 2011 to February 2012. Prior to K&LGates he served as a partner at Reed Smith LLP (a law firm) from prior to January 2007 to May 2011.

Mr. DeNinno has outstanding qualifications and over 30 years of experience as a strategic advisor, business counselor and lawyer to businesses of similar scope and size as Michael Baker. In addition, he served as one of Michael Baker’s principal outside legal advisors for over 20 years and is accordingly very familiar with Michael Baker’s business, operations and personnel. We believe that his experience in regulatory compliance, financing matters and risk management will enable him to be a valuable contributor to our Board deliberations.

General (Ret.) Robert H. Foglesong Age 66 Director since 2006

Founded and leads the Appalachian Leadership and Education Foundation (a nonprofit organization focused on building leadership skills in today’s youth), where he is President and Chief Executive Officer, and serves as a director of Stark Aerospace Inc. (a privately held aerospace defense contractor), and CDEX, Inc. (a chemical technology company). General Foglesong serves as the Chairman of the Board of Stark Aerospace Inc.; and the Lead Director of CDEX, Inc. Formerly: President of Mississippi State University. Prior to Mississippi State University, General Foglesong had a 33-year career with the United States Air Force, including serving as Vice Commander, and retired in 2006 as a four star general and Commander, United States Air Force Europe.

General Foglesong has high-level executive leadership, management and organizational skills with a unique perspective. We believe that his prior positions provide him with extensive experience in all aspects of executive leadership, including financial, budgeting, administration and personnel. His other directorships also have provided broad experience in Board matters.

Mark E. Kaplan, CPA Age 50 Director since 2008

Senior Vice President, Chief Financial Officer and Treasurer of Duquesne Light Holdings (an energy service provider) since 2005. Formerly: Director of the Wesmark Funds (a mutual fund complex), where he was the Chairman of the Audit Committee. Managing Director of CLJ Consulting Group (management consulting) from 2004 to 2005. Prior to CLJ Consulting Group, Mr. Kaplan served in various capacities with Weirton Steel Corporation (integrated steel mill), including President and Chief Financial Officer, from 1995 to 2004.

Mr. Kaplan’s background and experience provide the Board and Michael Baker with a high level of expertise in financial and accounting matters. We believe that these skills have served the Board and Michael Baker well, especially with respect to financial and strategic initiatives and acquisition and divestiture activities.

Bradley L. Mallory Age 59 Director since 2008

President and Chief Executive Officer of Michael Baker Corporation since February 2008. Formerly: Chief Operating Officer of Michael Baker Corporation from October 2007 to February 2008; President of Engineering of Michael Baker Jr., Inc. from November 2003 to October 2007; Senior Vice President of Michael Baker Jr., Inc. from March 2003 to October 2003; Secretary of Transportation of the Commonwealth of Pennsylvania from 1995 to 2003.

Mr. Mallory is a highly experienced executive. His prior role as Pennsylvania Secretary of Transportation gives him a valuable perspective relating to Michael Baker’s customer base. His leadership and business acumen have been critical elements in fulfilling his role as a director. As the only management representative on the Board, We believe that Mr. Mallory provides a critical contribution to Board discussions.

Pamela S. Pierce Age 57 Director since 2005

Executive Vice President of ZTown Investments, Inc. (private oil and gas producers) and a member of the Board of Directors of Laredo Petroleum, Inc. (an oil and gas producer) where she is a member of the Compensation Committee and the Governance and Nominating Committee. Formerly: President of Huber Energy (a private energy company) until 2004 and President and Chief Executive Officer of Mirant Americas Energy Capital and Production Company (an energy company) from 2000 until 2002.

Ms. Pierce is a highly knowledgeable business executive with extensive experience in the areas of corporate governance and leadership; along with bringing insight into finance and accounting matters, and compliance with safety regulations. We believe that her business acumen enhances the Board’s discussions on all issues affecting Michael Baker and her leadership insights contribute significantly to the Board’s decision making process.

Richard L. Shaw Age 84 Director since 1965

Chairman of the Board of Michael Baker Corporation since 1993. Formerly: Chief Executive Officer of Michael Baker Corporation from September 2006 to February 2008; Chief Executive Officer from 1999 to 2001; President and Chief Executive Officer from 1993 through 1994 and President and Chief Executive Officer from 1984 to 1992. Mr. Shaw has held various other positions since joining Michael Baker Corporation.

Mr. Shaw’s tenure of 60 years with Michael Baker provides an unparalleled level of knowledge of its business, markets and people. His vast experience provides Michael Baker with extensive executive and leadership perspective. Mr. Shaw has a deep understanding of Michael Baker’s business, operations and strategic direction which we believe make him uniquely qualified to lead Michael Baker’s Board.

David N. Wormley, Ph.D. Age 72 Director since 2008

Dean of the College of Engineering at Pennsylvania State University since 1992 and serves as a vice-chair of the Board of Directors of Sun Hydraulics Inc. (designer and manufacturer of cartridge valves and manifolds) since 1992 where he is the Chair of the Nominating Committee and a member of the Compensation Committee. Formerly: Associate Dean of Engineering at Massachusetts Institute of Technology (MIT) from 1991 to 1992, and Head of MIT’s Department of Mechanical Engineering from 1982 to 1991.

Dr. Wormley is a widely regarded scholar in the field of engineering, which is the basis of Michael Baker’s business. His knowledge of this area provides the Board with a high level of expertise with respect to Michael Baker’s core services, personnel and customer needs. We believe that his technical and industry expertise provide an invaluable addition to the Board’s deliberations.

The Board recommends you vote “for” each of the above-listed candidates.

As mentioned above, Dr. Murray, age 79, will serve as a director until the 2012 Annual Meeting. Dr. Murray has served as Chancellor of Duquesne University since 2001 and is a Professor of Law of Duquesne University since 1995. Dr. Murray was formerly the President of Duquesne University from 1988 until 2001, as well as the Dean of University of Pittsburgh and Villanova University Schools of Law. Dr. Murray previously held numerous investment company directorships in the Federated Fund Complex, including the Chairman of the Board, of the Federated Fund Complex until December 2008.

The Board and Committees

The Board met ten times during 2011. All directors then serving participated in at least 75% of all meetings of the Board and the committees on which they served in 2011. The standing Board committees that help the Board fulfill its duties include the Executive Committee, the Audit Committee, the Compensation Committee, the Governance and Nominating Committee, and the Safety, Health and Environmental Compliance Committee.

The Board has adopted categorical standards to assist it in determining whether its members meet the independence requirements of the NYSE Amex. The Board has reviewed the independence of its members under the NYSE Amex listing standards and has determined that a majority of its members are independent. Specifically, none of the following directors, Dr. Bontempo, Mr. Constantakis, Mr. DeNinno, General (Ret.) Foglesong, Mr. Kaplan, Dr. Murray, Ms. Pierce and Dr. Wormley, has a material relationship with Michael Baker and each such director meets the independence requirements of the NYSE Amex.

It is Michael Baker’s policy that all directors attend the annual meeting of shareholders if reasonably possible. All directors then serving attended the 2011 annual meeting of shareholders with the exception of Mr. Kaplan.

The Board Leadership Structure and Risk Oversight

The Board operates under the leadership of the Chairman. The Board has adopted a policy to have a different individual fill the role of Chairman and Chief Executive Officer, except during times of transition when the same person may fill both roles in an interim capacity while an appropriate candidate is found to assume the vacant position. Michael Baker reviews this practice from time to time.

Michael Baker’s bylaws also provide for a Vice Chairman who, subject to the direction of the Board, will direct and supervise those affairs of the Company to which the Vice Chairman is assigned by the bylaws. The Vice Chairman shall, in the absence or disability of the Chairman, preside at all meetings of the Board and of the shareholders.

In the event the positions of Chairman of the Board and Chief Executive Officer are held by the same individual, or if the Chairman of the Board is not an independent director, the Board has adopted a policy under which the independent members of the Board will select an independent director to serve as the Board’s Lead Director. The Board will annually review the performance of the Lead Director and currently expects to periodically rotate which independent director serves in that capacity. The Lead Director presides over the executive sessions of the independent directors, provides feedback from the executive sessions to the Chief Executive Officer and Chairman, calls meetings of the independent directors, and generally serves as a liaison with the Chief Executive Officer, Chairman and independent directors. The Lead Director also presides at all meetings of the Board at which neither the Chairman nor the Vice Chairman is present.

Currently, Mr. Shaw is Chairman of the Board, Ms. Pierce is Vice Chairman, Dr. Bontempo is Lead Director and Mr. Mallory is the Chief Executive Officer. Michael Baker feels the current leadership structure provides the appropriate balance of oversight, independence, administration and hands-on involvement in Board activities that are required for the efficient conduct of corporate governance activities.

The Board takes an active role in overseeing Michael Baker’s risks, including but not limited to those created by legislative, business regulatory, and public policy changes. Michael Baker’s management is responsible for managing these risks, which it does through several individuals, including the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Chief Legal Officer, and through an individual designated as the Chief Risk Officer, who is responsible for overseeing Michael Baker’s enterprise risk management program. The Board receives periodic updates from management on these and other risks at its scheduled meetings throughout the year.

Oversight of certain specific key risks has been delegated by the Board to various standing committees. The oversight of risks associated with Michael Baker’s various compensation programs, including incentive compensation, has been delegated to and is monitored by the Compensation Committee. The monitoring of audit and key financial risks is the responsibility of the Audit Committee, which contains at least one individual who has been deemed an “audit committee financial expert” in accordance with the SEC’s rules. Risks associated with job safety and related to health compliance, as well as changes in regulations affecting workplace safety, are overseen by Michael Baker’s Safety, Health and Environmental Committee. The Audit Committee, the Compensation Committee, and the Safety, Health and Environmental Committee report their activities to the Board periodically as needed.

The Executive Committee

  The Executive Committee has all of the powers of, and the right to exercise all of the authority of, the Board of Directors in the management of the business and affairs of Michael Baker between meetings of the Board. The Executive Committee met six times in 2011. During 2011 the Executive Committee members were Mr. Shaw, Mr. Mallory and Drs. Murray and Bontempo. Currently the Executive Committee members are Mr. Shaw, Mr. Kaplan, Mr. Mallory and Drs. Bontempo and Wormley. Mr. Kaplan and Dr. Wormley were appointed to the Executive Committee in February 2012. Mr. Shaw serves as the Executive Committee’s Chairman.

The Audit Committee

  The Audit Committee acts under a written charter, which was amended and restated by the Board of Directors on August 2, 2011. The Audit Committee reviews and reassesses the adequacy of the Audit Committee Charter on an annual basis. A current copy of the Audit Committee Charter is available on Michael Baker’s website at http://www.mbakercorp.com and available in print to any shareholder upon request.

  The Audit Committee met six times in 2011. During 2011 the Audit Committee members were Mr. Constantakis, Mr. Kaplan and Ms. Pierce. Currently the Audit Committee members are Dr. Bontempo, Mr. Constantakis, Mr. Kaplan and Ms. Pierce. Mr. Constantakis was appointed Chairman of the Audit Committee in November 2007. Mr. Kaplan was appointed to the Audit Committee in February 2008. Ms. Pierce was appointed to the Audit Committee in September 2008. Dr. Bontempo was appointed to the Audit Committee in February 2012. The Board of Directors has concluded that all Audit Committee members are independent as defined by the NYSE Amex listing standards. In addition, the Board has determined that Mr. Constantakis and Mr. Kaplan each qualify as an “audit committee financial expert,” as such term is defined by the regulations of the Securities and Exchange Commission.

  The Audit Committee assists the Board in overseeing the accounting and financial reporting processes of Michael Baker. It is directly responsible for appointing, compensating, retaining and overseeing the work of the independent registered public accounting firm engaged by Michael Baker. The functions performed by the Audit Committee include:

•	appointing the independent registered public accountants;

•	reviewing with the independent registered public accountants the plan for, and the results of, the auditing engagement;

•	approving professional services to be provided by the independent registered public accountants before the services are performed;

•	reviewing the independence of the independent registered public accountants;

•	overseeing the work of the independent registered public accountants;

•	discussing Michael Baker’s financial statements with the independent registered public accountants and management; and

•	reviewing Michael Baker’s system of internal accounting controls.

  The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by Michael Baker regarding accounting, internal controls or auditing matters. The Audit Committee has oversight of the internal audit function, including reviewing the annual internal audit plan and assessing the internal audit function’s performance.

  The Audit Committee considers whether the independent registered public accountants’ provision of non-audit related services is compatible with maintaining the independence of the independent registered public accountants.

The Audit Committee Report

The Audit Committee is responsible for reviewing Michael Baker’s financial reporting process on behalf of the Board of Directors. Management of Michael Baker has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In the performance of the Audit Committee’s oversight function, the Audit Committee meets with management periodically to consider the adequacy of Michael Baker’s internal controls and the objectivity of its financial reporting. The Audit Committee meets privately with the independent registered public accountants of Michael Baker, who have unrestricted access to the Audit Committee. Specifically, the Audit Committee reviewed and discussed the consolidated balance sheet of Michael Baker and its subsidiaries as of December 31, 2011, and the related consolidated statements of income, shareholders’ investment and cash flows, for the year then ended, with management of Michael Baker and the independent registered public accountants. These consolidated financial statements, which are the responsibility of Michael Baker’s management, are included in Michael Baker’s annual report to shareholders and in Michael Baker’s annual report on Form 10-K as filed with the Securities and Exchange Commission. They have been audited by Deloitte & Touche LLP, independent registered public accounting firm, and their report thereon, which accompanies the consolidated financial statements, is an important part of Michael Baker’s reporting responsibility to its shareholders. Based on the Audit Committee’s review of the consolidated financial statements and the discussions with Michael Baker’s management and the independent registered public accountants, the Audit Committee is responsible for making a recommendation to the Board of Directors of Michael Baker regarding inclusion of the audited financial statements in Michael Baker’s annual report on Form 10-K.

The Audit Committee has met with the independent registered public accountants and discussed the matters that they are required to communicate to the Audit Committee by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance) relating to the conduct of the audit. These items include, but are not limited to, significant issues identified during the audit such as management judgments and accounting estimates, accounting policies, proposed audit adjustments, financial statement disclosure items and internal control issues, and if there were any disagreements with management or difficulties encountered in performing the audit.

Michael Baker’s independent registered public accountants also provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee has met with and discussed the independent registered public accountants’ independence. The Audit Committee has determined that Deloitte & Touche LLP are independent auditors with respect to Michael Baker within the meaning of the federal securities laws and the rules and regulations thereunder and Rule 3200T of the Public Company Accounting Oversight Board.

As part of the ongoing oversight process, the Audit Committee, with the advice of legal counsel, Michael Baker’s independent registered public accountants and other advisors, has adopted and implemented in a timely manner any new rules and regulations promulgated by the Securities and Exchange Commission and NYSE Amex.

Based on the Audit Committee’s review and discussions, the Audit Committee has recommended to Michael Baker’s Board of Directors that the aforementioned 2011 audited financial statements be included in Michael Baker’s annual report on Form 10-K for filing with the Securities and Exchange Commission.

Respectfully submitted,

Robert N. Bontempo	Nicholas P. Constantakis	Mark E. Kaplan	Pamela S. Pierce

The Compensation Committee

The Compensation Committee acts under a written charter, a copy of which is available on Michael Baker’s website at http://www.mbakercorp.com and available in print to any shareholder upon request.

  The Compensation Committee provides assistance to the Board relating to the compensation of Michael Baker’s officers and directors. The Committee’s principal responsibilities include:

•	reviewing and approving Michael Baker’s compensation philosophy;

•	reviewing and approving the executive compensation programs, plans and awards; and

•	overseeing Michael Baker’s short-term and long-term incentive plans and other stock or stock-based plans.

  The Compensation Committee ensures that the compensation of Michael Baker’s executives and other key employees is fair and competitive, in compliance with applicable laws and appropriately linked to performance.

  The Chief Executive Officer approves salary adjustments for executive officers other than the Chief Executive Officer based on research provided by the Chief Resource Officer. The Committee reviews these salary adjustments and makes a final comparison to verify that the total percentage increase in compensation paid to the executive officers as a group is not disproportionate to the percentage increase applicable to other Michael Baker employee groups. The Compensation Committee periodically reviews market data by reviewing executive compensation surveys compiled by third-party consultants, compensation of an industry peer group and compensation of a group of local companies to assess Michael Baker’s competitive position for the components of executive compensation, which include base salary, short-term incentive compensation, and long-term incentive compensation.

  The Compensation Committee periodically reviews market data compiled by third-party consultants, along with general industry information and other relevant sources to assess the competitiveness of the Chief Executive Officer’s salary.

  Pursuant to its charter, the Compensation Committee is authorized to engage compensation consultants of its selection to advise it with respect to Michael Baker’s salary and incentive compensation and benefits programs. The Compensation Committee has historically engaged compensation consultants for a variety of purposes. The Compensation Committee regularly reviews data from multiple third party sources in connection with performance of its duties, including data compiled by or provided by compensation consultants. Mercer (US) Inc. (“Mercer”) assisted in providing information concerning Michael Baker’s short-term incentive compensation plan. In 2010, Michael Baker’s management engaged Mercer to assist in recommending the compensation of Michael Baker’s Chief Executive Officer, and conducted a competitive analysis for its other executive officers based on a variety of sources. The recommendations and competitive analysis provided in 2010 were the basis for the 2011 compensation of the Chief Executive Officer and other executive officers.

  In regard to Michael Baker’s non-employee directors, the Compensation Committee also uses data from an industry peer group and local companies and survey data compiled by third-party consultants to assess and determine the level of director compensation. This data is compiled by the Chief Resource Officer and provided to the Compensation Committee. Director compensation is reviewed and approved by the full Board of Directors.

  The Compensation Committee also adopts or amends incentive compensation plans and equity award plans in which the executive officers and non-employee directors are participants.

  The Compensation Committee met eight times in 2011. During 2011 the Compensation Committee members were Mr. Constantakis and Drs. Bontempo and Murray. Dr. Bontempo was the Compensation Committee’s Chairman until February 2012. Currently the Compensation Committee members are Mr. Constantakis, General Foglesong and Dr. Wormley. General Foglesong was appointed as the Compensation Committee’s Chairman in February 2012. All of the members of the Compensation Committee are non-employee directors satisfying the independence standards of the NYSE Amex listing standards.

Compensation Committee Interlocks and Insider Participation

  During 2011, Michael Baker had no interlocking relationships in which (i) an executive officer of Michael Baker served as a member of the compensation committee of another entity, one of whose executive officers served on the Compensation Committee of Michael Baker; (ii) an executive officer of Michael Baker served as a director of another entity, one of whose executive officers served on the Compensation Committee of Michael Baker; or (iii) an executive officer of Michael Baker served as a member of the compensation committee of another entity, one of whose executive officers served as a director of Michael Baker. No member of the Compensation Committee was at any time during the 2011 fiscal year or at any other time an officer or employee of the Company, and no member had any relationship with Michael Baker requiring disclosure under Item 404 of SEC Regulation S-K.

Report of the Compensation Committee

  The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included on pages 15 through 33 of the Proxy Statement with management.

  Based on the review and discussion, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement.

  Respectfully submitted,

Nicholas P. Constantakis	Robert H. Foglesong	David N. Wormley

The Governance and Nominating Committee

  The Governance and Nominating Committee acts under a written charter, a copy of which is available on Michael Baker’s website at http://www.mbakercorp.com and available in print to any shareholder upon request.

  The principal functions of the Governance and Nominating Committee are to:

•	identify the skills and characteristics to be found in candidates to be considered to serve on Michael Baker’s Board of Directors and to use such to select nominees;

•	oversee the corporate governance of Michael Baker; and

•	recommend corporate governance guidelines.

  The Governance and Nominating Committee met four times in 2011. During 2011 the members of the Governance and Nominating Committee were General Foglesong, Mr. Kaplan and Dr. Murray. Dr. Murray was the Chairman of the Committee until February 2012. The current Governance and Nominating Committee members are Mr. Kaplan, General Foglesong and Ms. Pierce, each of whom are non-employee directors satisfying the independence standards of the NYSE Amex listing standards. Mr. Kaplan was appointed the

Chairman of the Governance and Nominating Committee in February 2012. Ms. Pierce was appointed to the Governance and Nominating Committee in February 2012. General Foglesong was appointed to the Governance and Nominating Committee in 2011.

  The Committee will consider nominees for director recommended by shareholders. Shareholders wishing to recommend a director candidate for consideration by the Committee can do so by complying with Section 2.01.01 of Michael Baker’s bylaws, which provide for, among other things, submission of nominations not less than 90 days nor more than 120 days prior to the one-year anniversary of the proceeding year’s annual meeting. In addition to providing timely notice, any shareholder wishing to recommend a director candidate for consideration must also provide notice in the proper written form to the Secretary of Michael Baker, Airside Business Park, 100 Airside Drive, Moon Township, PA 15108. To be in proper written form, a shareholder must set forth in the notice all information relating to the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, and a description of all direct or indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the shareholder making the nomination and the proposed nominee. The notice must also provide the shareholder’s name and address as they appear in Michael Baker’s books, the class and number of shares that are held of record or beneficially owned by the shareholder, any derivative positions held or beneficially owned by the shareholder and whether and to what extent any hedging or other transaction or series of transactions has been entered into by or on behalf of such shareholder, and any material interest of the shareholder in such nominee. No candidates for Board membership have been put forward by shareholders for election at the 2012 annual meeting.

In evaluating candidates for the Board, the Governance and Nominating Committee considers the entirety of each candidate’s credentials. Although the Board does not have a separate diversity policy, the Governance and Nominating Committee is guided by the objective set forth in its charter of ensuring that the Board consists of individuals from diverse experience and backgrounds who collectively provide meaningful counsel to management.

The Committee believes that Board diversity is an expansive attribute that includes differing points of view, professional experience and expertise, and education, as well more traditional diversity concepts. The Committee considers the candidates’ character, integrity, experience, understanding of strategy and policy-setting, and reputation for working well with others. If candidates are recommended by Michael Baker’s shareholders, then such candidates will be evaluated using the same criteria. With respect to nomination of continuing directors for re-election, the individual’s past contributions to the Board are also considered.

Pursuant to authority granted under its charter, the Governance and Nominating Committee has the authority to hire and pay a fee to a consultant or search firm to assist in the process of identifying and evaluating director candidates. The Committee did not use a consultant or search firm in the last fiscal year and, accordingly, did not pay any fees for identifying director candidates.

The Safety, Health and Environmental Committee

The Safety, Health and Environmental Committee acts under a written charter, which is available on Michael Baker’s website at http://www.mbakercorp.com and available in print to any shareholder upon request.

The Safety, Health and Environmental Committee reviews and considers safety, health and environmental issues and sustainability initiatives relative to Michael Baker.

The Safety, Health and Environmental Committee met four times in 2011. The current Safety, Health and Environmental Committee members are Ms. Pierce, Mr. Mallory and Dr. Wormley. Dr. Wormley was appointed the Chairperson of the Safety, Health and Environmental Committee in February 2012. Ms. Pierce was Chairperson of the Safety, Health and Environmental Committee until February 2012. Mr. Mallory was appointed to the Safety, Health and Environmental Committee in 2011.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The principal elements of Michael Baker’s executive compensation program for 2011 are base salary, short-term incentive compensation, long-term incentive compensation and retirement and other benefits. Michael Baker’s philosophy on compensation places a substantial share of overall compensation “at risk,” thereby rewarding employees based on the overall performance of Michael Baker.

Objectives and Philosophy

  The overall objectives of Michael Baker’s executive compensation program are:

•	to attract and retain executive officers and other key employees of outstanding ability, and to motivate all employees to achieve Michael Baker’s financial and operational goals;

•	to ensure that pay is competitive with other leading companies in Michael Baker’s industries and local markets;

•	to reward executive officers and other key employees for corporate, group and individual performance; and

•	to ensure that total compensation to the executive officers as a group is reasonable and competitive when compared to Michael Baker’s size, industry and local markets.

  The Compensation Committee believes that executive compensation packages provided by Michael Baker to its executives during 2011, including the named executive officers, were competitive and appropriately rewarded the named executive officers.

Compensation Process

  Compensation Committee. The Compensation Committee is composed of three members, Mr. Constantakis, General Foglesong and Dr. Wormley. General Foglesong was appointed Chairman of the Compensation Committee in February 2012. The Compensation Committee approved the 2011 compensation arrangements described in this compensation discussion and analysis. Michael Baker’s Board of Directors appoints the Compensation Committee members and delegates to the Compensation Committee the direct responsibility for, among other matters:

•	reviewing and approving Michael Baker’s compensation philosophy;

•	reviewing and approving the executive compensation programs, plans and awards; and

•	overseeing Michael Baker’s short- and long-term incentive plans and other stock or stock-based plans, as developed.

  The Compensation Committee periodically reviews market data through executive compensation surveys compiled by third-party consultants, considering compensation of an industry peer group and compensation of a group of local companies to assess Michael Baker’s competitive position for the components of executive compensation, which includes base salary, short-term incentive compensation and long-term incentive compensation.

  The Compensation Committee periodically reviews market data compiled by third-party consultants, along with general industry information and other relevant sources to assess the competitiveness of the Chief Executive Officer’s salary, and based on this review, as described below, approves in advance any salary increase for the Chief Executive Officer.

  Role of Compensation Experts. Pursuant to its charter, the Compensation Committee is authorized to engage compensation consultants to advise with respect to Michael Baker’s salary and incentive compensation and benefits programs. The Compensation Committee has historically engaged compensation consultants for a variety of purposes. The Compensation Committee regularly reviews data from multiple third party sources, in connection with the performance of its duties, including data compiled by or provided by compensation consultants. Mercer assisted in providing information concerning Michael Baker’s short-term incentive compensation plan. In 2010, Michael Baker’s management engaged Mercer to assist in recommending the compensation of Michael Baker’s Chief Executive Officer, and conducted a competitive analysis for its other executive officers based on a variety of sources. The recommendations and competitive analysis provided in 2010 were the basis for the 2011 compensation of the Chief Executive Officer and other executive officers.

Role of Michael Baker’s Executive Officers in the Compensation Process. The Chief Executive Officer approves all salary adjustments for executive officers other than the Chief Executive Officer based on research provided by the Chief Resource Officer.

2011 Say-on-Pay Vote. The Compensation Committee has reviewed and considered the results of the most recent annual shareholder advisory (non-binding) vote on 2010 named executive officer compensation, which was our “Say-on-Pay” proposal. Approximately 93% of our shareholders who voted on our “Say-on-Pay” proposal approved our named executive officer compensation as described in the Compensation Discussion and Analysis and tabular disclosure in the 2011 proxy statement. The Compensation Committee believes those results indicate substantial support by our shareholders for our existing named executive officer compensation program, philosophy and process and, accordingly, determined to continue our named executive officer compensation program, philosophy and process, as described in this Compensation Discussion and Analysis.

The shareholders were also given an opportunity to vote on an advisory basis whether the “Say-on-Pay” proposal should occur every one, two or three years. Approximately 90% of the voting shares were voted in favor of holding the “Say-on-Pay” advisory vote on an annual basis and, in accordance with this preference, the Board determined that the “Say-on-Pay” advisory vote will be held on an annual basis.

Compensation Risk Assessment

As part of its oversight, the Compensation Committee considers the impact of Michael Baker’s compensation programs, plans and awards, and the incentives created by the compensation awards that it administers, on Michael Baker’s risk profile. The Committee reviews the executive compensation policies and procedures, including the incentives the policies and procedures create, and other factors that may affect the likelihood of excessive risk taking, to determine whether Michael Baker’s compensation policies and practices present a significant risk to Michael Baker. The Committee also considers the effects of the policies and procedures that exist to mitigate any potential excessive risk taking, including the balance of compensation between cash and equity, short- and long-term performance measures, financial and non-financial measures, and the discretion of the Committee to amend or rescind any of the compensation programs, plans or awards. Based on this review, the Committee has concluded that the risks arising from Michael Baker’s compensation programs, plans and awards are not reasonably likely to have a material adverse effect on Michael Baker.

Components of Compensation

Michael Baker’s 2011 compensation consisted of base salary, short-term incentive compensation and long-term incentive compensation elements primarily structured to reward Michael Baker’s executive officers for achieving certain financial and business objectives. In 2011, the compensation of Michael Baker’s named executive officers was allocated as follows:

	Base Salary and Other Compensation(1)	Short-Term Incentive Compensation	Long-Term Incentive Compensation
Mr. Mallory	46.8%	6.3%	46.9%
Mr. Zugay	68.8%	7.0%	24.2%
Mr. Greenwood	82.3%	7.5%	10.2%
Mr. Kurgan	66.3%	7.6%	26.1%
Mr. McKnight	67.4%	7.4%	25.2%
Mr. Wiley(2)	78.2%	0.0%	21.8%

(1)	Other compensation is disclosed under the “All Other Compensation” column of the summary compensation table below.

(2)

Mr. Wiley’s base salary and other compensation include amounts paid to him pursuant to his severance agreement which is described in the Potential Payments on Termination or Change in Control section below.

Base Salaries. Overall base salary budget recommendations are compiled by the Human Resources department for all divisions of Michael Baker. A preliminary recommendation is communicated to the Compensation Committee for the next calendar year. Human Resources monitors market conditions and makes a final recommendation to the Compensation Committee, with the Committee making the final approval for the next year based on a review of a variety of third party compensation data. For 2011 salaries, the Compensation Committee reviewed such data from Hewitt, Engineering and Construction Compensation Forum (“ECCF”), Dietrich Surveys (“Dietrich”), Salary.com, and WorldatWork.

Michael Baker establishes a salary range based on benchmarking for each of its executive officers’ salary grade level. The competitive norm for salary ranges for 2011 was established by reviewing data from the third-party consultant surveys including Hewitt, ECCF, Dietrich, Salary.com, and WorldatWork. Consideration was also given to Michael Baker’s industry peer group. Michael Baker’s industry peer group for benchmarking includes Tetra Tech Inc., Granite Construction, Inc., Oceaneering International, Inc., MasTec, Inc., Insituform Technologies, Inc., ENGlobal Corporation, Sterling Construction Company, Hill International, Inc. and TRC Companies, Inc. In using this group for benchmarking, the Compensation Committee took into consideration that many of the peer group companies have higher market capitalization and/or total revenue than Michael Baker. Finally, consideration was given to comparable local companies to determine if the proposed ranges of executive salaries were in line with the local markets. This benchmarking is performed using local companies such as Mine Safety Appliances Company, Westinghouse Air Brake Technologies Corporation, Koppers Holdings, Inc., and L.B. Foster Company. The use of local companies in addition to survey data and Michael Baker’s peer group is based on the philosophy that Michael Baker’s executives are hired from a talent pool that is not comprised of only engineering industry executives and that Michael Baker competes in the local market for certain of its executive officer positions. Michael Baker generally establishes its executive officer salary midpoint at the average midpoint determined through this benchmarking process. Based on this benchmarking process, the salary ranges for Michael Baker’s executive officers were increased in the aggregate by 2% for fiscal year 2011. Additional information on the specific adjustments to the salaries of individual named executive officers is set forth in the narrative discussion following the Summary Compensation Table and related tables below.

Individual executive officer base salaries for Michael Baker’s executive officers other than the Chief Executive Officer are reviewed and approved annually by the Chief Executive Officer, with increases normally to be effective in April of the next fiscal year. The Compensation Committee reviews and approves the annual salary adjustments for the Chief Executive Officer. The position of the executive officer within the salary range for the executive’s position established by the benchmarking process described above and the executive’s years in the position, responsibility and contributions to the business are all taken into consideration. Individual salaries may be above or below the midpoint in the established range based on the individual’s years in the position, contribution to business results, capabilities and qualifications, potential and the importance of the individual’s position to Michael Baker’s success. For 2011, the base salary increases for the named executive officers ranged from 0% to 16.74%. The effectiveness of the increases to base salary were delayed from April until October as part of an overall initiative to reduce costs, and are discussed further in connection with the “Summary Compensation Table,” which follows below.

  Short-Term Incentive Compensation. Michael Baker’s short-term incentive compensation plan is renewed on an annual basis and is intended to compensate executive officers if financial performance targets are achieved for the preceding fiscal year. The short-term incentive compensation plan contemplates the designation of eligible participants into three groups. Each group may participate in one or more incentive programs that may be administered under the plan. The Committee may, in lieu of the incentive programs described above, elect to grant a bonus to any participant based on any criteria it determines. As in 2009 and 2010, the Compensation Committee elected not to set targets for the named executive officers as a group for the 2011 plan year.

  The Compensation Committee considered alternative strategic and financial performance targets, in order to reward employees for outstanding performance during 2011. Based on Michael Baker’s 2011 performance, the Compensation Committee recommended and the Board approved a discretionary pool available for distribution of $3,000,000, of which $190,000 was paid to the named executive officers and is reflected in the Summary Compensation Table below.

  Long-Term Incentive Compensation. Michael Baker’s Long-Term Incentive Plan (the “LTIP”) was adopted by the Board and approved by the shareholders in 2010. The purposes of the LTIP are to:

•	promote Michael Baker’s growth and profitability;

•	provide officers and other key employees with the incentive to achieve long-term corporate objectives;

•	attract and retain officers and other key employees of outstanding competence; and

•	provide such individuals with an opportunity to acquire shares of common stock of Michael Baker.

  The LTIP is administered by Michael Baker’s Compensation Committee. The Committee has authority to designate the individuals eligible to participate in the LTIP, to grant awards under the LTIP and, subject to the terms of the LTIP, to establish terms and conditions of each award. The Committee also has the authority to interpret the LTIP, to adopt, amend and rescind rules and regulations relating to the LTIP, and to make other determinations and take all actions necessary or advisable for the implementation and administration of the LTIP.

  Under the LTIP, the Committee may grant stock options, stock appreciation rights, restricted stock, restricted stock units, performance share units, and other stock-based awards. In determining eligibility of any participant and the number of shares or value of an award, the Committee considers the individual’s position and responsibilities, the nature and value of the individual’s services, the individual’s potential contribution to the success of Michael Baker, and such other factors as the Committee may deem relevant.

  The Committee’s administration of the LTIP provides for five tiers of participation, or “impact levels”, with each impact level corresponding to a different level of award. The Committee believes the multiple impact level design gives the Committee the maximum amount of flexibility in determining the appropriate mix of awards to different levels of eligible employees to promote the achievement of Michael Baker’s strategic objectives and align the employee’s interests with the interests of the shareholders. Currently, each impact level of the LTIP is awarded an amount of restricted stock that is determined by the Committee. The restricted stock awarded to each impact level under the LTIP vests in equal installments on each of the three annual anniversary dates following the date of the award, contingent upon the recipients continued employment at Michael Baker.

Restricted stock awards are initially subject to the achievement by Michael Baker of certain key performance indicators that are established and approved by the Committee. The key performance indicators are designed to align awards under the LTIP with Michael Baker’s achievement of its five year strategic plan. Each key performance indicator is weighted and targets are established for the five year period. The target for any given year has a minimum and a maximum value. The target minimum value represents the key performance indicator level below which no award will be granted. The target maximum value represents the key performance indicator level above which no additional potential awards will be granted.

For fiscal year 2010, the Compensation Committee established revenue, earnings per diluted common share for continuing operations (EPS) and a ratio of earnings before interest, taxes, depreciation and amortization (“EBITDA”) divided by revenue termed “EBITDA Margin” as the key performance indicators. The key performance indicators were weighted and a target was set for each. The Committee designated the key performance indicators in an effort to drive performance to achieve Michael Baker’s five year strategic plan, and support the shareholder interests of growth and profitability.

Based upon the performance in 2010, an award of restricted stock was made to the LTIP participants in 2011 based on the achievement of 68.5% of the performance targets. The following table describes the total percentage of award based on the achievement by Michael Baker of each of the performance targets:

Key 2010 Performance Indicator	Target	Minimum Target	Actual	Percent of Target Achieved	Weight	Weighted Percent Achieved
EPS	$2.74	$2.19	$1.60	—	20.0%	—
Revenue	$574mm	$459mm	$499.4mm	87.0%	30.0%	26.1%
EBITDA Margin	7.9%	6.3%	6.7%	84.8%	50.0%	42.4%
Total Percent of Target to be Awarded						68.5%

Each named executive officer received an amount under the 2011 award as reflected in the Summary Compensation table below.

Also, on May 25, 2011, the terms of the existing and future Restricted Stock Agreements the LTIP were amended to permit the immediate vesting of awarded but unvested shares in the event a participant is terminated “without cause” as defined in the LTIP, or the participant voluntarily resigns for “Good Cause” as defined in the amended Restricted Stock Agreements. These amendments are discussed further in the “Potential Payments on Termination or Change of Control” section below.

Along with Michael Baker’s LTIP, the Board adopted and the shareholders approved Michael Baker’s Employee Stock Purchase Plan (the “ESPP”) in 2010. The purpose of the ESPP is to provide a method whereby employees of Michael Baker, including named executive officers, have an opportunity to purchase shares of Michael Baker common stock through payroll deductions. The ESPP is administered by Michael Baker’s Compensation Committee.

Under the ESPP, an eligible employee may elect to purchase shares of Michael Baker common stock by participating during any quarterly purchase period. An eligible employee may authorize a payroll deduction between 1% and 10%, subject to Internal Revenue Code limits applicable to the Plan.

The initial purchase period of Michael Baker’s ESPP was from January 1, 2011 to March 31, 2011, with subsequent purchasing periods running consecutively each calendar quarter after the termination of the preceding purchase period. The purchase price of shares of Michael Baker’s common stock purchased under the ESPP is discounted to 90% of the closing fair market value of the common stock on the last business day of each purchase period. However, the Committee may change the designated percentage of the discount with respect to any future purchase period, but not below 85%, and the Committee may determine with respect to any prospective purchase period that the purchase price shall be the designated percentage of the lower of (a) the fair market value of Michael Baker common stock on the initial day of the offering period or (b) the fair market value of Michael Baker common stock on the purchase date, which is the last calendar day of the quarter.

Perquisites and Other Personal Benefits. Group life insurance premiums for our executive officers, including our named executive officers, are paid by Michael Baker. The value of these payments is reflected in the Summary Compensation Table below. Prior to February 2011, a club membership available to the executive officers of Michael Baker was held in Mr. Mallory’s name, and Mr. Mallory was reimbursed by Michael Baker for the club fees plus a tax gross-up payment in 2011. The club membership was terminated in February 2011.

Stock Ownership Requirements. Michael Baker has a policy that prohibits certain trades by executive officers and directors, including among others, pledging shares of Michael Baker common stock as collateral for a loan, holding shares of Michael Baker common stock in a margin account, making short sales of Michael Baker’s common stock, and trading in options of Michael Baker’s common stock. In March 2012 the Board approved Corporate Governance Guidelines which provide, among other things, that the Board will adopt stock ownership guidelines for the directors and executive officers generally consistent with the prevailing best practices for peer companies as may be recommended by the Governance and Nominating Committee. The directors and executive officers will be required to meet the requirements on a timetable approved by the Compensation Committee. The specific stock ownership guidelines are being developed by the Governance and Nominating Committee as of the date of this Proxy Statement. As of April 10, 2012, Michael Baker’s directors and executive officers as a group owned approximately 3.8% of Michael Baker’s outstanding common stock.

Tax Implications of Executive Compensation. Michael Baker’s deductions for compensation payable to the named executive officers (other than the Chief Financial Officer) are potentially limited by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent the aggregate amount paid to an executive officer exceeds $1 million, unless it is paid under a predetermined objective performance plan meeting certain requirements, or satisfies one of various other exceptions specified in the Code. Michael Baker generally seeks to preserve the income tax-deductibility of compensation paid to the executive officers. Notwithstanding this general policy, the Compensation Committee retains the authority to authorize compensation arrangements under which not all compensation paid to covered individuals would be tax deductible, if such payments are deemed to be in the best interests of both the Company and its shareholders. All of the compensation paid to the named executive officers in 2011 was fully deductible.

Stock Option Practices. The Compensation Committee has the authority to award stock options under Michael Baker’s Long-Term Incentive Plan. However, the Committee has not authorized the award of stock options to named executive officers under the Long-Term Incentive Plan. Under the terms of the plan, the Committee may grant “incentive stock options” pursuant to Section 422 of the Code, and “nonstatutory stock options”, which are stock options that do not so qualify. The option price for each stock option may not be less than 100% of the fair market value of Michael Baker common stock on the date the stock option is granted. Fair market value, for purposes of the Long-Term Incentive Plan, is the closing price of Michael Baker common stock on the NYSE Amex Exchange for the date as of which fair market value is to be determined.

A stock option becomes exercisable at such time or times and/or upon the occurrence of such event or events as the Committee may determine. No stock option may be exercised after the expiration of ten years from the date of grant. A stock option to the extent exercisable at any time may be exercised in whole or in part.

The Long-Term Incentive Plan provides standard terms and conditions applicable to stock options and the Committee’s discretion with respect to such terms.

Post-termination Compensation. Michael Baker does not generally provide employment or severance agreements to its executive officers. On April 20, 2009, Michael Baker entered into employment continuation agreements which apply in the event of a change of control and are more fully discussed below under the section entitled “Potential Payments on Termination or Change in Control” below, with several of its senior executives, including the named executive officers.

Severance. The named executive officers are covered under Michael Baker’s standard separation policy. While the standard separation policy sets certain amounts that a named executive officer is to receive under the policy, Michael Baker may negotiate the terms of severance agreements with its executive officers based on the facts and circumstances of the separation.

Accrued Vacation. Under Michael Baker’s separation policy, employees who leave Michael Baker are entitled to receive payment for any accrued vacation.

Paid up Life Insurance Policy. Under Michael Baker’s separation policy, employees who have ten years of service and are at least 55 years of age, including the named executive officers who meet these criteria, and who retire from service at Michael Baker receive a paid up life insurance policy of $5,000.

Summary Compensation Table

This table shows the compensation for each person serving as Michael Baker’s Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers, other than the Principal Executive Officer and Principal Financial Officer, in 2011. This table also shows the compensation of Edward Wiley, a former Executive Vice President who left Michael Baker effective April 8, 2011, who would have been one of the three other most highly compensated executives if he was still employed by Michael Baker.

Name and Principal Position	Year	Salary	Bonus		Stock Awards(3)	Option Awards		Non-equity incentive plan compensation(5)	All other Compensation(6)	Total

Bradley L. Mallory	2011	$430,498	$—		$445,256	$—		$60,000	$14,278	$950,032
President and Chief Executive Officer	2010	430,498	—		650,015	—		—	18,477	1,098,990
(Principal Executive Officer)	2009	447,055	—			268,789	(4)	151,000	20,565	887,409

Michael J. Zugay	2011	329,710	—		119,874	—		35,000	11,583	496,167
Chief Administrative Officer	2010	309,589	—		174,984	—		—	12,039	496,612
(Principal Financial Officer)	2009	237,054	20,000	(2)	—	—		84,000	11,671	352,725

David J. Greenwood	2011	260,362	—		34,242	—		25,000	14,676	334,280
Executive Vice President,
Marketing(1)

G. John Kurgan	2011	290,952	—		119,874	—		35,000	12,858	458,684
Executive Vice President	2010	274,331	—		174,984	—		—	13,935	463,250
Chief Operating Officer	2009	267,012	—			—		79,500	13,554	360,066

H. James McKnight	2011	304,559	—		119,874	—		35,000	15,550	474,983
Executive Vice President	2010	296,861	—		174,984	—		—	22,530	494,375
Chief Legal Officer and Secretary	2009	294,185	—		—	—		86,200	21,951	402,336

Edward L. Wiley	2011	80,310	—		119,874	—		—	349,482	549,666
Executive Vice President	2010	274,331	—		174,984	—		—	15,428	464,743
Federal Business Line Manager(1)	2009	267,012	—		—	—		79,500	14,880	361,392

(1)

Mr. Greenwood is an Executive Vice President Marketing for Michael Baker Jr., Inc., a subsidiary of Michael Baker Corporation. 2011 was the first year Mr. Greenwood was a named executive officer and accordingly no disclosure is included for Mr. Greenwood for 2010 or 2009. Mr. Wiley left Michael Baker effective April 8, 2011.

(2)	Mr. Zugay received a signing bonus of $20,000 when he joined Michael Baker.

(3)

Represents the grant date fair value in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 related to the award of restricted shares to the named executive officers under Michael Baker’s Long-Term Incentive Plan, which is described in the “Compensation Discussion and Analysis” above. For the assumptions used in the calculation of this amount see Note 20 of the Consolidated Financial Statements in the Annual Report for the year ending December 31, 2011.

(4)

Reflects the grant date fair value in accordance with FASB ASC Topic 718 related to Mr. Mallory’s award of stock appreciation rights (SARs) under his 2008 Employment Agreement. For the assumptions used in the calculation of this amount see Note 22 of the Consolidated Financial Statements in the Annual Report for the year ending December 31, 2009.

(5)

As discussed in the “Compensation Discussion and Analysis” section above, no short-term incentive targets were utilized for the named executive officers for the 2009, 2010 and 2011 plan years. Discretionary incentive awards were earned under the 2009 and 2011 Incentive Compensation Plan.

(6)	The amount of all other compensation for each named executive officer in 2009, 2010 and 2011 includes the following:

Name	Year	401(k) Match	Group Life Premiums	Severance	Tax Gross Up	Club Dues and Other		Vacation Payout	Total

Bradley L. Mallory	2011	$9,935	$3,075	$—	$388	$880	(1)	$—	$14,278
	2010	10,125	3,075	—	—	5,277	(1)	—	18,477
	2009	10,125	3,075	—	2,252	5,113	(1)	—	20,565

Michael J. Zugay	2011	9,338	2,245	—	—	—		—	11,583
	2010	10,125	1,914	—	—	—		—	12,039
	2009	10,125	1,546	—	—	—		—	11,671

David J. Greenwood	2011	7,152	7,524	—	—	—		—	14,676

G. John Kurgan	2011	8,835	4,023	—	—	—		—	12,858
	2010	10,125	3,810	—	—	—		—	13,935
	2009	10,125	3,429	—	—	—		—	13,554

H. James McKnight	2011	9,424	6,126	—	—	—		—	15,550
	2010	10,125	12,405	—	—	—		—	22,530
	2009	10,125	11,826	—	—	—		—	21,951

Edward L. Wiley	2011	5,028	1,726	311,300		—		31,428	349,482
	2010	10,125	5,303	—	—	—		—	15,428
	2009	10,125	4,755	—	—	—		—	14,880

(1)	Reflects the amount paid by Michael Baker for a club membership that is used by Michael Baker executives and held in Mr. Mallory’s name. The club membership was cancelled at the end of February 2011.

During 2011, Michael Baker’s executive officers did not have employment agreements, except for Mr. Mallory. In June 2008 Mr. Mallory entered into a three year employment agreement with Michael Baker which expired pursuant to its terms on June 17, 2011.

For 2011, the base salary increases resulting from the process described in the Compensation Discussion and Analysis for the other named executive officers ranged from 0% to 16.74% as follows:

Salary
Name	Increase
Mr. Mallory	0.00%
Mr. Zugay	8.10%
Mr. Greenwood	3.00%
Mr. Kurgan	16.74%
Mr. McKnight	4.32%
Mr. Wiley	0.00%

Mr. Mallory received a 62% pay increase on March 1, 2008 in connection with his promotion to Chief Executive Officer. Based on the timing of his promotion and pay increase in 2008 and a decreasing rate of wages to -0.4% based on the Employment Cost Index in 2009 and 2010, no pay increase was given in 2009, 2010 and 2011.

Mr. Zugay became Chief Financial Officer on April 1, 2009, and was promoted to Chief Administrative Officer on August 8, 2011. As such Mr. Zugay received an 8.10% pay increase in 2011 in order to adjust his salary to the level of comparable executives as determined by the equity to market study.

Mr. Greenwood received a 3% pay increase within Michael Baker’s guidelines based on his individual performance and placement in his salary range.

Mr. Kurgan was promoted to Chief Operating Officer on August 8, 2011. As such, Mr. Kurgan received a 16.74% pay increase in 2011 in order to adjust his salary to the level of comparable executives as determined by the equity to market study.

Mr. McKnight received a 4.32% pay increase within Michael Baker’s guidelines based on his individual performance and placement in his salary range.

Mr. Wiley left the employment of Michael Baker effective April 8, 2011. As such he was not eligible for a pay increase.

Grants of Plan Based Awards for 2011

As discussed in the “Compensation Discussion and Analysis” section above, Michael Baker did not utilize targets under the 2011 Incentive Compensation Plan. As a result, only discretionary incentive awards were granted under the 2011 Incentive Compensation Plan and $190,000 were granted to named executive officers. To the extent any awards were made to the named executive officers in prior periods, the discretionary incentive awards are included in the “Summary Compensation Table”.

As discussed in the “Compensation Discussion and Analysis” above, based upon Michael Baker’s performance in 2010, in which the Company achieved 68.5% of the performance targets, an award was made to participants of the Long Term Incentive Plan in 2011. Each named executive officer received the amount of restricted stock provided in the Grants of Plan Based Awards for 2011 table provided below.

Name	Grant Date	All other stock awards: Number of shares of stock or units (#)(1)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards (2)

Bradley L. Mallory	3/24/2011	16,150	—	—	$445,256
Michael J. Zugay	3/24/2011	4,348	—	—	119,874
David J. Greenwood	3/24/2011	1,242	—	—	34,242
G. John Kurgan	3/24/2011	4,348	—	—	119,874
H. James McKnight	3/24/2011	4,348	—	—	119,874
Edward L. Wiley	3/24/2011	4,348	—	—	119,874

(1)	Represents the award of restricted stock pursuant to Michael Baker’s Long-Term Incentive Plan, which is described in the “Compensation Discussion and Analysis” section above.

(2)

Represents the grant date fair value based on a share price of $27.57 in accordance with FASB ASC Topic 718 related to the award of restricted shares to the named executive officers pursuant to the Michael Baker’s Long-Term Incentive Plan, which is described in the “Compensation Discussion and Analysis” section above. For the assumptions used in the calculations of this amount see Note 20 of the Consolidated Financial Statements in the Annual Report for the year ending December 31, 2011.

Outstanding Equity Awards at Fiscal Year-End 2011

The following table provides information regarding outstanding equity awards at December 31, 2011 for the individuals named in the “Summary Compensation Table” set forth above.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Options Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout of Unearned Shares, Units or Other Rights That Have Not Vested

Bradley L. Mallory	—	—	—	—	N/A	28,711	$563,023	—	—
Michael J. Zugay	—	—	—	—	N/A	7,730	151,585	—	—
David J. Greenwood	—	—	—	—	N/A	2,208	43,299	—	—
G. John Kurgan	—	—	—	—	N/A	7,730	151,585	—	—
H. James McKnight	—	—	—	—	N/A	7,730	151,585	—	—

(1)

Represents the unvested portion of the awards of restricted stock made under Michael Baker’s Long-Term Incentive Plan, which is described in the “Compensation Discussion and Analysis” section above. The awards of restricted stock vest in equal installments on each of the three annual anniversary dates following the date of the award, contingent upon the recipients continued employment at Michael Baker and subject to the terms of the Long Term Incentive Plan and Restricted Stock Agreements.

(2)

The market value of the unvested restricted stock is computed by using the closing price of a share of Michael Baker’s common stock as quoted on the NYSE Amex Exchange at December 30, 2011, which was $19.61.

2011 Option Exercises and Stock Vested

The following table provides information regarding the options exercised and stock awards that vested during fiscal year 2011 with respect to the named executive officers.

	Option Awards				Stock Awards
Name	Number of shares acquired on exercise (#)		Value realized on exercised ($)		Number of shares acquired on vesting (#)(3)		Value realized on vesting ($)(4)

Bradley L. Mallory	40,000	(1)	$95,600	(1)	6,280		$151,725
Michael J. Zugay	—		—		1,690		40,830
David J. Greenwood	—		—		483		11,669
G. John Kurgan	10,324	(2)	$43,412	(2)	1,690		40,830
H. James McKnight	—		—		1,690		40,830
Edward L. Wiley	—		—		9,420	(5)	235,877	(6)

(1)

Reflects the payment of the 40,000 stock appreciation rights (SARs) award pursuant to Mr. Mallory’s June 17, 2008 employment agreement. The value realized is the difference between the June 17, 2011 stock price of $24.16 and the base value of the SARs of $21.77. Mr. Mallory received the value realized as 3,957 shares of Michael Baker stock.

(2)	Reflects the value realized upon exercise of stock options awarded in 2002 under Michael Baker’s 1995 Stock Incentive Plan.

(3)

Represents the vested portion of the awards of restricted stock made under Michael Baker’s Long-Term Incentive Plan, which is described in the “Compensation Discussion and Analysis” section above. The awards of restricted stock vest in equal installments on each of the three annual anniversary dates following the date of the award, contingent upon the recipients continued employment at Michael Baker.

(4)

Represents the value of the vested portion of the awards of restricted stock made under Michael Baker’s Long-Term Incentive Plan, which is described in the “Compensation Discussion and Analysis” section above. The value is based on the closing price of a share of Michael Baker’s common stock on the NYSE Amex Exchange on the vesting date, which was $24.16.

(5)

Pursuant to Mr. Wiley’s severance agreement, which is described the Potential Payments on Termination or Change in Control section below, all of the outstanding restricted stock awards vested upon his separation.

(6)

Represents the value of Mr. Wiley’s vested restricted stock awards. The value is based on the closing price of $25.04 per share of Michael Baker’s common stock on the NYSE Amex Exchange on May 13, 2011, which is the effective date of Mr. Wiley’s severance agreement.

Potential Payments on Termination or Change in Control

General

Michael Baker does not generally provide employment or severance agreements to its executive officers, and none of the named executive officers has an employment agreement with Michael Baker. Michael Baker entered into a separation agreement with Mr. Wiley, whose employment with Michael Baker ended effective on April 8, 2011. In accordance with the terms of Mr. Wiley’s separation agreement, Mr. Wiley was entitled to receive certain severance and other benefits in consideration for Mr. Wiley’s agreement to a release of claims against Michael Baker and its affiliates, along with other customary covenants. Mr. Wiley received the following severance and other benefits:

-	Payment for all accrued vacation.

-	An amount of severance based on Michael Baker’s separation policy.

-	An additional amount of severance.

-	Immediate vesting of the restricted shares awarded to Mr. Wiley under the Long Term Incentive Plan.

The amounts Mr. Wiley received as a payment for accrued vacation and severance are reflected in the Summary Compensation table above. The vesting of Mr. Wiley’s restricted shares is reflected in the 2011 Option Exercised and Stock Vested table above.

Employment Continuation Agreements

The named executive officers entered into employment continuation agreements with Michael Baker on April 20, 2009. Under the terms of these agreements, if the executive is employed on the date on which a change of control, as defined in the agreement, occurs, the executive will be entitled to remain employed by Michael Baker until the 24 month anniversary of the change of control, subject to the termination provisions described below. During such employment period, the executive’s position will be at least commensurate with that held immediately prior to the change of control and the executive’s services will be performed at the location where the executive was employed immediately before the change of control or at a different location within a specified distance from such location. During the employment period, the executive will (a) receive a base salary at a monthly rate at least equal to the monthly salary paid to the executive immediately prior to the change of control, (b) be afforded the opportunity to receive a bonus (i) on terms and conditions no less favorable to the executive than the annual bonus opportunity made available to the executive for the fiscal year ended immediately prior to the change of control and (ii) in an amount not less than the average bonus earned by the executive during the three fiscal year period immediately prior to the change of control, (c) participate in all long-term incentive compensation programs for key executives and benefit plans at a level that is commensurate with the executive’s opportunity to participate in such plans immediately prior to the change of control, or if more favorable, at the level made available to the executive or other similarly situated officers at any time thereafter, (d) receive vacation and fringe benefits, expense reimbursement and office and support staff at a level that is commensurate with the executive’s benefits immediately prior to the change of control, or if more favorable, at the level made available to the executive or other similarly situated officers at any time thereafter, and (e) be indemnified, during and after his employment period, for claims arising from or out of the executive’s performance as an officer, director or employee of Michael Baker to the maximum extent permitted by applicable law and Michael Baker’s governing documents. Michael Baker is also required to maintain existing or comparable insurance policies covering such matters at a level of protection that is no less than that afforded under Michael Baker’s governing documents in effect immediately prior to the change of control.

If an executive’s employment is terminated within the 24 month employment period after a change of control due to death or disability, as defined in the agreement, the executive will receive only the executive’s base salary through the date of termination, any vested amounts or benefits under Michael Baker’s benefit plans, including accrued but unpaid vacation, and any benefits payable for death or disability under applicable plans or policies. If, after a change of control, an executive’s employment is terminated within the 24 month employment period by Michael Baker for cause, as defined in the agreement, or the executive voluntarily terminates his or her employment other than for good reason, as defined in the agreement, the executive will receive only the executive’s base salary through the date of termination and any vested amounts or benefits under Michael Baker’s benefit plans, including accrued but unpaid vacation. If, after a change of control, an executive’s employment is terminated within the 24 month employment period by Michael Baker other than for cause or the executive terminates his or her employment for good reason, the executive will receive (a) the executive’s base salary through the date of termination, (b) a cash amount equal to two times the sum of the executive’s annual base salary and the average of the bonuses payable to the executive for Michael Baker’s three fiscal years ending immediately prior to the change of control, subject to reduction as provided in the agreement, including for any further salary payable to executive for periods following termination of employment, and any severance benefit or separation pay otherwise payable to the executive under any Michael Baker benefit plan, policy, agreement or otherwise, and (c) any vested benefits under Michael Baker’s benefit plans, including accrued but unpaid vacation. The executive will also be entitled to continue participation in all of Michael Baker’s employee and executive welfare and fringe plans until the earlier of the 24 month anniversary of the termination date or the date the executive becomes eligible for comparable benefits under a similar plan, policy or program of a subsequent employer. The amounts are subject to further reduction as may be necessary to avoid characterization of amounts as “excess parachute payments” under the Internal Revenue Code, and no tax gross-up payouts are provided for under the agreements.

Michael Baker will also pay the executive’s costs incurred in enforcing the employment continuation agreement if the executive is the prevailing party in a dispute. The agreement also contains requirements and restrictions applicable to the executive’s disclosure of Michael Baker confidential information and return of Michael Baker property following a termination of employment.

Long-Term Incentive Plan

Pursuant to Michael Baker’s Long-Term Incentive Plan, and as provided in the Restricted Stock Agreements executed in connection with the awards thereunder and described below, the participants of the Long-Term Incentive Plan have the following rights with respect to the restricted stock awarded under the Long-Term Incentive Plan in the event of a termination:

(a)

Death, Disability or Retirement. All restrictions placed upon restricted stock shall lapse immediately upon termination of the participant’s employment with Michael Baker if such termination is by reason of the participant’s death, the disability of the participant covered by a long-term disability plan of Michael Baker then in effect, or if such termination occurs as the result of the participant’s retirement under any retirement plan of Michael Baker then in effect.

(b)

Sale of Business Unit or Subsidiary. All restrictions placed upon restricted stock shall lapse immediately upon termination of a participant’s employment due to the sale of a business unit or subsidiary of Michael Baker by which the participant is employed.

(c)	Discretion. The Compensation Committee may in its discretion allow restrictions on restricted stock to lapse prior to the date specified in an award agreement.

In addition to the rights of a participant under the Long-Term Incentive Plan, as described above, the Restricted Stock Agreements executed for each award were amended on May 25, 2011, granting the following additional rights in the event of a termination:

(i)

the restriction on disposition of the restricted stock granted as the award will lapse immediately if the termination of the participant’s employment with Michael Baker is “without cause” as that term is defined below and;

(ii)	the restriction on disposition of the restricted stock granted as the award will lapse immediately if the participant voluntarily terminates their employment with Michael Baker for “good reason”.

“Good reason” means the occurrence of any of the following, without the consent of the participant; provided, however, that the participant must provide notice to Michael Baker of any such act or failure to act within 90 days of the initial existence of such act or failure to act, and if Michael Baker remedies and corrects such act or failure to act during the period 30 days following the participant’s notice, such act or failure to act shall not constitute “good reason” under the Restricted Stock Agreement:

(i)	a reduction or adverse alteration in the nature of the participant’s position, duties or responsibilities from those in effect on the grant date;

(ii)	the assignment to the participant of duties inconsistent with the participant’s position as of the grant date;

(iii)	a reduction by Michael Baker in the participant’s base salary as in effect on the grant date, or as the same shall be increased from time to time;

(iv)	Michael Baker requiring the participant to be based at a location in excess of fifty (50) miles from the location where the participant is based on the grant date, or

(v)

any purported termination of the employment of the participant by Michael Baker other than a termination for “cause”; provided that, for the purpose of the Restricted Stock Agreement a termination for “cause” shall mean any termination of employment where it can be shown that the participant has (aa) willfully failed to perform his or her employment duties, (bb) willfully engaged in conduct that is materially injurious to Michael Baker, monetarily or otherwise, or (cc) committed acts that constitute a felony under applicable federal or state law or constitute common law fraud; provided, further, that for purposes of the Restricted Stock Agreement no act or failure to act on a participant’s part shall be considered “willful” unless done, or omitted to be done, by him or her not in good faith and without reasonable belief that his or her action or omission was in the best interest of Michael Baker.

Along with the rights described above, the participants under Michael Baker’s Long-Term Incentive Plan are granted certain additional rights in the event of a change of control. A “Change of Control” under the Long-Term Incentive Plan means:

(i)

the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act or any successor rule thereto) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act or any successor rule thereto) of securities of Michael Baker entitling such Person to 30% or more of the combined voting power of the then outstanding voting securities of Michael Baker entitled to vote generally in the election of directors (the “Voting Power”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute or cause a Change of Control: (A) any acquisition directly from Michael Baker following which the members of the Board continue to be comprised of at least 51% of Continuing Directors, (B) any acquisition by Michael Baker, or (C) any acquisition by any employee benefit plan, employee stock ownership plan (or any related trust for such plans) sponsored or maintained by Michael Baker or by any corporation controlled by Michael Baker; or

(ii)

Completion of a tender offer to acquire securities of Michael Baker entitling the holders thereof to 30% or more of the Voting Power of Michael Baker, excepting any acquisitions specified in subsection (i), above, that do not constitute or cause a Change of Control; or

(iii)

A successful solicitation subject to Rule 14a-11 under the Exchange Act relating to the election or removal of 50% or more of the members of the Board or any class thereof shall be made by any Person other than the Company or less than 51% of the members of the Board shall be Continuing Directors; or

(iv)

The occurrence of a merger, consolidation, share exchange, division or sale or other disposition of all or substantially all of Michael Baker’s assets, and as a result of which the shareholders of Michael Baker immediately prior to such transaction do not hold, directly or indirectly, immediately following such transaction a majority of the Voting Power of (i) in the case of a merger or consolidation, the surviving or resulting company, (ii) in the case of a share exchange, the acquiring company, or (iii) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring company which, immediately following the transaction, holds more than 30% of the consolidated assets of Michael Baker immediately prior to the transaction.

For purposes of this definition, “Continuing Directors” shall mean a director of Michael Baker who either (i) was a director of Michael Baker immediately prior to the Effective Date or (ii) is an individual whose election, or nomination for election, as a director of Michael Baker was approved by a vote of at least two-thirds of the directors then still in office who were Continuing Directors (other than an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of Michael Baker which would be subject to Rule 14a-11 under the Exchange Act).

Except as otherwise expressly provided to the contrary in an award agreement made under the Long-Term Incentive Plan, in the event the employment of a participant is terminated by Michael Baker without cause within two years after the occurrence of a Change of Control, his or her restricted stock, restricted stock units, and other stock-based awards shall fully vest and, to the extent subject to an exercise right, may be exercised within one year after the date such termination occurred; provided, however, that the restricted stock units, and other stock-based awards shall remain payable on the date(s) provided in the underlying award agreement and provisions of the Long-Term Incentive Plan unless the Change of Control constitutes a change in ownership or effective control of Michael Baker or a change in the ownership of a substantial portion of the assets of Michael Baker under Section 409A of the Code (a “409A Change of Control”), in which such case the award shall be payable upon such Change of Control. For purposes of this paragraph, “without cause” shall mean any termination of employment where it cannot be shown that the employee has (i) willfully failed to perform his or her employment duties for Michael Baker, (ii) willfully engaged in conduct that is materially injurious to Michael Baker, monetarily or otherwise, or (iii) committed acts that constitute a felony under applicable federal or state law or constitute common law fraud. For purposes of this paragraph, no act or failure to act on the participant’s part shall be considered “willful” unless done, or omitted to be done, by him or her not in good faith and without reasonable belief that his or her action or omission was in the best interest of Michael Baker.

Except as otherwise expressly provided to the contrary in an award agreement, if any Change of Control occurs prior to the end of any performance period, all performance criteria and other conditions pertaining to performance share units and other awards under which payments are subject to performance goals shall be deemed to be achieved or fulfilled on a pro-rata basis for (i) the number of whole months elapsed from the commencement of the performance period through the Change of Control over (ii) the number of whole months included in the original performance period, measured at the actual performance level achieved or, if not determinable, in the manner specified by the Committee at the commencement of the performance period, and shall be waived by Michael Baker. Such awards shall be payable on the date(s) provided in the underlying award agreement and provisions of the Long-Term Incentive Plan unless the Change of Control constitutes a 409A Change of Control, in which such case the Award shall be payable upon such Change of Control.

Notwithstanding the foregoing, the Committee may condition the extension of exercise periods, lapse of restrictions and/or deemed achievement of performance goals upon the occurrence of a 409A Change of Control.

Separation Policy

During 2011, the named executive officers were covered by Michael Baker’s standard separation policy. Michael Baker’s separation policy provides for severance payments in the event an employee is terminated by Michael Baker other than for cause. While these severance payments are the minimum amounts that the named executive officers would receive under the Company’s standard separation policy, Michael Baker may negotiate the terms of severance arrangements with its executive officers based on the facts and circumstances of the separation. Michael Baker’s separation policy also provides that the amount of accrued vacation will be paid to employees who leave Michael Baker.

Michael Baker’s separation policy also provides that employees who have ten years of service and are at least 55 years of age, including the named executive officers who meet these criteria, and who retire from service at Michael Baker will receive a paid up life insurance policy of $5,000. As of December 31, 2011, only Mr. Greenwood, Mr. Kurgan and Mr. McKnight meet the requirements and were eligible to receive the fully paid up life insurance policy.

Short-Term Incentive Plan

No post-termination benefits are available under the 2011 Incentive Compensation Plan for voluntary terminations by an individual. Under this plan, any participant whose employment is terminated by Michael Baker involuntarily other than for cause following the end of a plan year will not forfeit such participant’s right to any unpaid incentive awards for such plan year. In addition, any participant whose employment is terminated by Michael Baker involuntarily other than for cause after June 30 of a plan year will be entitled to a pro-rated incentive award for the period of employment during such plan year, subject to the discretion of the Compensation Committee, the other terms and conditions of the plan, and the achievement of the applicable performance goals and targets for such period.

Table Showing Compensation Available Under Certain Termination Scenarios as of December 31, 2011

The payments and benefits that would be provided to each named executive officer as a result of the plans described above are set forth in the table below as if the termination event had occurred on December 31, 2011:

Name	Plan and Agreement	Death or Disability	Payments upon Termination for Cause	Voluntary Resignation Other than Good Reason	Payments upon Termination Other than for Cause	Voluntary Resignation for Good Reason

Bradley L. Mallory	Long Term Incentive Plan(1)	$563,023	$—	$563,023	$563,023	$563,023
	Separation Policy	12,077	12,077	12,077	45,192	12,077
	Termination Subtotal(2)	575,100	12,077	575,100	608,215	575,100

	Employment Continuation Agreement(3)(4)(5)	—	—	—	1,006,314	1,006,314

	Change in Control Double Trigger Total(6)	575,100	12,077	575,100	1,614,529	1,581,414
Michael J. Zugay	Long Term Incentive Plan(1)	151,585	—	151,585	151,585	151,585
	Separation Policy	8,737	8,737	8,737	22,153	8,737
	Termination Subtotal(2)	160,322	8,737	160,322	173,738	160,322

	Employment Continuation Agreement(3)(4)(5)	—	—	—	753,452	753,452

	Change in Control Double Trigger Total(6)	160,322	8,737	160,322	927,190	913,774
David J. Greenwood	Long Term Incentive Plan(1)	43,299	—	43,299	43,299	43,299
	Separation Policy	9,516	9,516	9,516	70,908	9,516
	Termination Subtotal(2)	52,815	9,516	52,815	114,207	52,815

	Employment Continuation Agreement(3)(4)(5)	—	—	—	583,496	583,496

	Change in Control Double Trigger Total(6)	52,815	9,516	52,815	697,703	636,311
G. John Kurgan	Long Term Incentive Plan(1)	151,585	—	151,585	151,585	151,585
	Separation Policy	29,181	29,181	29,181	104,181	29,181
	Termination Subtotal(2)	180,766	29,181	180,766	255,766	180,766

	Employment Continuation Agreement(3)(4)(5)	—	—	—	672,433	672,433

	Change in Control Double Trigger Total(6)	180,766	29,181	180,766	928,199	853,199
H. James McKnight	Long Term Incentive Plan(1)	151,585	—	151,585	151,585	151,585
	Separation Policy	34,705	34,705	34,705	83,022	34,705
	Termination Subtotal(2)	186,290	34,705	186,290	234,607	186,290

	Employment Continuation Agreement(3)(4)(5)	—	—	—	706,366	706,366

	Change in Control Double Trigger Total(6)	186,290	34,705	186,290	940,973	892,656

(1)

The market value of the unvested restricted stock is computed by using the closing price of a share of Michael Baker’s common stock as quoted on the NYSE Amex Exchange at December 30, 2011, which was $19.61.

(2)

The Termination Subtotal represents the amounts a named executive officer would receive if one of the termination events would occur without a prior change in control. Therefore, the Termination Subtotal does not include the amounts under the employment continuation agreements.

(3)	Under the employment continuation agreements, benefits are only payable upon the occurrence of a “double-trigger”, which requires a change of control to occur prior to any termination event.

(4)

The payment amounts a named executive officer would receive pursuant to the employment continuation agreement are non-duplicative of any benefits available under any other employment agreement and Michael Baker’s severance policy.

(5)

Under the employment continuation agreements, in the event that any benefit payable constitutes a “parachute payment” within the meaning of Internal Revenue Code Section 280G and would be subject to excise tax imposed by Section 4999 of the Internal Revenue Code, then payments shall be provided either in full or reduced to an amount in which no portion of the benefits would be subject to excise tax, whichever provides the greatest after-tax benefit. The amounts in the table represent the benefits without consideration of reduction to avoid excise tax.

(6)

The Change in Control Double Trigger Termination Total represents the amounts a named executive officer would receive if one of the termination events occurs with a prior change in control. The Change in Control Double Trigger Termination Total includes amounts under the employment continuation agreements, the Long-Term Incentive Plan, and Michael Baker’s standard separation policy.

Board of Directors Compensation

Employee directors receive no compensation for their service on the Board of Directors. Each non-employee director of Michael Baker receives an annual cash retainer equal to $17,000 for his or her services as director. In addition, each such non-employee director is entitled to receive $1,000 for each Board meeting that he or she attends in person and $750 for each committee meeting that he or she attends in person. If a non-employee director participates by telephone in a Board meeting or Board committee meeting, then such director is entitled to receive $100 for each meeting in which they participate. Further, the Chairman of the Board of Directors is entitled to receive an additional annual retainer equal to $15,000 for his services and $1,250 for each Board meeting that he attends in person. The chairperson of the Board committees, excluding the Audit Committee Chairman, are entitled to receive an additional annual retainer equal to $2,500 for services. The Audit Committee Chairman receives an additional annual retainer equal to $4,500 for services. All non-employee directors are reimbursed for their out-of-pocket expenses incurred in connection with attendance at meetings and other activities relating to the Board or its committees.

During 2011, in support of Baker’s cost control efforts, the Board temporarily reduced director compensation by an amount equal to 10% of their total 2010 compensation, including the value of stock options and restricted stock. The temporary reduction was applied to the director’s monthly cash retainer on a pro rata basis over the full 12 months of 2011. The temporary reduction went into effect in May 2011 and continued until the director’s retainer was reinstated to the full amount in September 2011.

Non-employee directors may participate in the Outside Directors’ Deferred Compensation Plan, which provides the opportunity to voluntarily defer all or a portion of an eligible director’s compensation. Under this plan, any non-employee director may voluntarily defer their retainer and meeting fees until the sooner of the director’s termination of service as a director for any reason, or the date of payment specified by the director in the election deferral form. Payments from the plan are made in a single lump sum, unless the director elects to receive the payments in the form of either five or ten annual installments. The election to receive the payments in annual installments is irrevocable and applies to all future deferrals. The plan also permits the Board to make payments in the case of severe financial hardship, but only to the extent necessary to satisfy the hardship. The deferred compensation is credited monthly with interest equal to Michael Baker’s long-term borrowing rate as of the beginning of the plan year.

In addition, non-employee directors participate in the 1996 Nonemployee Directors Stock Incentive Plan, which provides long-term incentive compensation to eligible directors. Under this plan, each member of the Board of Directors who is not an employee on the first business day following the annual meeting of shareholders each year is granted (i) 1,500 restricted shares which will vest after a two-year period commencing on the date of the issuance of such restricted shares, subject to any change of control of Michael Baker (as defined in the plan), upon which all restrictions will lapse and (ii) an option to purchase 2,000 shares of Michael Baker’s common stock which is not exercisable until the six-month anniversary of the date of grant, subject to any change of control of Michael Baker (as defined in the plan), upon which such options become immediately and fully exercisable.

2011 Director Compensation Table

The following table discloses compensation received by each non-employee member of Michael Baker’s Board of Directors who served as a director during 2011:

Name	Fees Earned or Paid in Cash	Stock Awards (1)(3)	Option Awards (2)(4)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
Robert N. Bontempo	$22,213	$37,770	$27,284	$—	$—	$—		$87,267
Nicholas P. Constantakis	34,914	37,770	27,284	—	—	1,000	(5)	100,968
Robert H. Foglesong	23,358	37,770	27,284	—	—	—		88,412
Mark E. Kaplan	25,403	37,770	27,284	—	—	—		90,457
John E. Murray Jr.	28,022	37,770	27,284	—	—	—		93,076
Pamela S. Pierce	28,262	37,770	27,284	—	—	—		93,316
Richard L. Shaw	34,866	37,770	27,284	—	—	159,653	(6)	259,573
David N. Wormley	22,183	37,770	27,284	—	—	—		87,237

(1)

Reflects the grant date fair value with regard to each director’s grant of 1,500 shares of restricted stock computed in accordance with FASB ASC Topic 718 awarded under the 1996 Nonemployee Directors Stock Incentive Plan. For the assumptions used in valuing stock awards under FASB ASC Topic 718, see Note 20 of the Consolidated Financial Statements in the Annual Report for the year ended December 31, 2011.

(2)

Reflects grant date fair value with regard to each director’s grant of 2,000 stock options computed in accordance with FASB ASC Topic 718 related to the awards of stock options under the 1996 Nonemployee Directors Stock Incentive Plan. For the assumptions used in valuing option awards under FASB ASC Topic 718, see Note 20 of the Consolidated Financial Statements in the Annual Report for the year ended December 31, 2011.

(3)

The aggregate number of unvested restricted stock awards outstanding as of December 31, 2011 for each of the non-employee directors is as follows: Dr. Bontempo 3,000 shares, Mr. Constantakis 3,000 shares, General Foglesong 3,000 shares, Mr. Kaplan 3,000 shares, Dr. Murray 3,000 shares, Ms. Pierce 3,000 shares, Mr. Shaw 3,000 shares and Dr. Wormley 3,000 shares.

(4)

The aggregate number of stock options outstanding as of December 31, 2011 for each of the non-employee directors is as follows: Dr. Bontempo 20,000 shares, Mr. Constantakis 18,000 shares, General Foglesong 12,000 shares, Mr. Kaplan 8,000 shares, Dr. Murray 8,000 shares, Ms. Pierce 14,000 shares, Mr. Shaw 16,000 shares and Dr. Wormley 8,000 shares.

(5)	Includes a $1,000 contribution made to Villanova University under Michael Baker’s matching gift program by Mr. Constantakis.

(6)	Includes $106,252 in annual compensation, $45,038 in life insurance benefits and $8,363 in medical and dental benefits paid to Mr. Shaw pursuant to his Consulting Agreement, as described below.

Along with the compensation paid to the above named non-employee directors of Michael Baker’s Board of Directors, Michael Baker pays an annual retainer of $17,000 to Mr. William Copeland, who serves as a director emeritus. As an emeritus director, Mr. Copeland may participate in board meetings as a non-voting member of the Board.

Mr. Shaw has a Consulting Agreement, which was amended and restated on April 25, 2001, upon his resignation as Chief Executive Officer, whereby he agreed to perform consulting services for Michael Baker for a two year term. The Consulting Agreement has been extended for a variety of two or one-year periods, most recently, through April 2013. The Consulting Agreement provides annual compensation of $106,252. The Consulting Agreement also provides for a supplemental retirement benefit of $5,000 per month for life, including the life of his surviving spouse, paid life insurance premiums for himself, and paid medical insurance premiums for himself and his spouse for life. These benefits are payable after his retirement if he is not consulting. If Mr. Shaw did not perform consulting services after December 31, 2011, the estimated value of this benefit is $800,086.

RELATED PARTY TRANSACTIONS

Related Party Transaction Approval Policy. It is Michael Baker’s policy that the Governance and Nominating Committee review and approve, in advance, all related party transactions that are required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission. If advance approval is not feasible, then the Governance and Nominating Committee must approve or ratify the transaction at the next scheduled meeting of the Governance and Nominating Committee. Transactions required to be disclosed pursuant to Item 404 include any transaction between Michael Baker and any officer, director or certain affiliates of Michael Baker that has a value in excess of $120,000. In reviewing related party transactions, the Governance and Nominating Committee evaluates all material facts about the transaction, including the nature of the transaction, the benefit provided to Michael Baker, whether the transaction is on commercially reasonable terms that would have been available from an unrelated third party, and any other factors necessary to its determination that the transaction is fair to Michael Baker. Michael Baker’s Board has adopted the written Statement of Policy with Respect to Related Party Transactions, a copy of which is available on Michael Baker’s website at http://www.mbakercorp.com and is available in print to any stockholder upon request.

In order to facilitate Michael Baker’s compliance with certain state regulatory requirements, David J. Greenwood, a registered professional engineer, holds a 33% ownership interest in a Pennsylvania partnership, Baker and Associates, which was established for the purpose of practicing professional engineering in those states. Mr. Greenwood receives no gain or profit from the partnership or the contracts into which it entered. All profits from such contracts are assigned by the partnership to Michael Baker or a subsidiary.

As discussed above, Mr. Shaw has entered into a Consulting Agreement through April 2013 which provides annual compensation of $106,252. In addition, under the Consulting Agreement, Michael Baker pays the costs of health insurance and maintains life insurance for Mr. Shaw. The Consulting Agreement provides for a supplemental retirement benefit of $5,000 per month for life, including the life of his surviving spouse, paid life insurance premiums for himself, and paid medical insurance premiums for himself and his spouse for life.

PROPOSAL 2 — APPROVAL OF AN ADVISORY RESOLUTION ON

MICHAEL BAKER’S 2011 NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with the amendments to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which was added as a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), Michael Baker is providing the shareholders an advisory vote on the compensation arrangements of Michael Baker’s named executive officers as described in the compensation discussion and analysis section above. This proposal, referred to as a “Say on Pay” proposal, permits the shareholders the opportunity to endorse or not endorse Michael Baker’s 2011 named executive officer compensation.

As provided in the compensation discussion and analysis section above, the overall objectives of Michael Baker’s compensation program are:

•	to attract and retain executive officers and other key employees of outstanding ability, and to motivate all employees to achieve Michael Baker’s financial and operational goals;

•	to ensure that pay is competitive with other leading companies in Michael Baker’s industries and local markets;

•	to reward executive officers and other key employees for corporate, group and individual performance; and

•	to ensure that total compensation to the executive officers as a group is reasonable and competitive when compared to Michael Baker’s size, industry and local markets.

Shareholders are being asked to vote “FOR” the following advisory resolution:

RESOLVED, that the shareholders hereby approve the 2011 compensation of Michael Baker’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the tabular disclosure regarding named executive officer compensation and the accompanying narrative disclosure, in the 2012 proxy statement.

While the above resolution is non-binding, the Board values the opinions that shareholders express in their votes and in any additional dialogue. The Board will consider the outcome of the vote and those opinions when making future compensation decisions.

Vote Required

This proposal is adopted if it receives the affirmative vote of a majority of votes cast, in person or by proxy. Under the Pennsylvania Business Corporation Law, an abstention is not a vote cast and will not be counted in determining the number of votes required for approval.

The Board recommends that you vote “FOR” the advisory resolution approving

Michael Baker’s 2011 named executive officer compensation.

PROPOSAL 3 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has retained Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2012. The Board expects that representatives of Deloitte & Touche LLP will be present at the annual meeting and, while the representatives do not currently plan to make a statement at the meeting, they will have the opportunity to do so if they so desire. They will also be available to respond to appropriate questions.

Reason for the proposal

Selection of our independent registered public accounting firm is not required to be submitted for shareholder approval, but the Audit Committee of our Board is seeking ratification of its selection of Deloitte & Touche LLP from our shareholders as a matter of good corporate practice. If shareholders do not ratify this selection, the Audit Committee will reconsider its selection of Deloitte & Touche LLP, and will either continue to retain this firm or appoint a new independent registered public accounting firm. Even if the selection is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change would be in Michael Baker’s best interest and the best interests of the shareholders.

Vote Required

Ratification of Deloitte & Touche LLP as our independent registered accounting firm for the fiscal year ending December 31, 2012, requires the affirmative vote of a majority of the votes cast on the proposal by the holders of Michael Baker common stock voting in person or by proxy at the Annual Meeting, with a quorum of a majority of the outstanding shares of Michael Baker common stock being present or represented. Under the Pennsylvania Business Corporation Law, an abstention or broker non-vote is not a vote cast and will not be counted in determining the number of votes required for approval, though it will be counted in determining the presence of a quorum.

The Board recommends that you vote “FOR” Proposal 3.

OTHER INFORMATION

Other Business

Michael Baker does not expect any business to come before the meeting other than the election of directors, the proposals related to the advisory vote on Michael Baker’s named executive officer compensation, and the ratification of the selection of Deloitte & Touche LLP. If other business is properly raised, your proxy authorizes its holder to vote according to his or her best judgment.

Independent Registered Public Accounting Firm

The Board of Directors expects that representatives of Deloitte & Touche LLP will be present at the annual meeting and, while the representatives do not currently plan to make a statement at the meeting, they will have the opportunity to do so if they so desire. They will also be available to respond to appropriate questions.

The Audit Committee of the Board of Directors of Michael Baker has selected Deloitte & Touche LLP as its independent registered public accounting firm for 2012.

Audit Fees

This table shows the aggregate fees for services provided by Deloitte & Touche LLP for the fiscal years ended December 31, 2011 and 2010:

	2011		2010

Audit Fees	$600,029	(1)	$728,220	(1)
Audit-Related Fees	145,335	(2)	436,165	(2)
Tax Fees	8,492	(3)	38,108	(3)
All Other Fees	4,000	(4)	22,154	(4)

Total Fees	$757,856		$1,224,647

(1)

Deloitte & Touche LLP’s audit fees represent the aggregate fees billed for fiscal year 2011 or 2010, as indicated, for professional services rendered by Deloitte & Touche LLP for the audit of Michael Baker’s annual financial statements and review of financial statements included in Michael Baker’s Quarterly Reports on Form 10-Q. Included in the audit fees for fiscal year 2010 are fees associated with the review of Michael Baker’s registration statements on Forms S-3 and S-8, and work related to the integration of The LPA Group, Inc. Included in the audit fees for fiscal year 2011 are fees associated with the integration of RBF Consulting and the review of Michael Baker’s registration statement on Form S-8.

(2)

For fiscal years 2011 and 2010 these amounts reflect services related to the Baker 401(k) Plan audit fees, as well as fees associated with the due diligence of various potential acquisitions, including the acquisition of The LPA Group, Inc. in 2010 and RBF Consulting in 2011.

(3)	These amounts reflect services related to Nigerian corporate taxes, Nigerian PAYE taxes and Nigerian work-related VAT taxes.

(4)

These amounts reflect fees related to access to Deloitte & Touche LLP’s online technical accounting library in 2011 and 2010. Also reflected in the amounts for 2010 are fees related to professional services rendered in connection with the certain tax structuring consultations.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm to assure that the provision of such services does not impair the registered public accounting firm’s independence.

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. All other permitted services must also be pre-approved by the Audit Committee.

The Chief Financial Officer determines whether services to be provided require pre-approval or are included within the list of pre-approved services.

All services provided by Deloitte & Touche LLP in fiscal years 2011 and 2010 were pre-approved by the Audit Committee.

Code of Ethics for Senior Officers

Michael Baker has adopted a Code of Ethics for Senior Officers that includes the provisions required under applicable Securities and Exchange Commission regulations for a code of ethics. A copy of the Code of Ethics for Senior Officers is posted on Michael Baker’s website at http://www.mbakercorp.com and is available in print to any shareholder who requests it. In the event that we make any amendments to or waivers from this Code, we will discuss the amendment or waiver and the reasons for such on Michael Baker’s website.

The obligations of the Code of Ethics for Senior Officers supplement, but do not replace, the Code of Business Conduct applicable to Michael Baker’s directors, officers and employees. A copy of the Code of Business Conduct is posted on Michael Baker’s website at http://www.mbakercorp.com and is available in print to any shareholder who requests it.

Communications by Shareholders with the Board

The Board provides a process for shareholders to send communications to the Board or to any of the directors of Michael Baker. Shareholder communications to the Board or any director should be sent c/o the Secretary of Michael Baker, Airside Business Park, 100 Airside Drive, Moon Township, PA 15108. All such communications will be compiled by the Secretary of Michael Baker and submitted to the Board or the individual director at the next regularly scheduled meeting of the Board.

Expenses of Solicitation

Michael Baker pays the cost for proxy solicitation, including the cost of sending the Notice, providing the Internet site for our Proxy Materials, and mailing the Proxy Materials to any shareholder who requests them. For no additional compensation, officers, directors and other employees may, in a limited number of instances, solicit proxies in person, by telephone, electronic transmission and facsimile.

Shareholder Proposals for Next Year

The 2013 annual meeting is currently expected to be held in May 2013. To be eligible for inclusion in next year’s proxy for the 2013 annual meeting of shareholders, shareholder proposals must be made in accordance with Section 1.01.01 of Michael Baker’s bylaws, which provides for, among other things, receipt of shareholder proposals by the Company’s Secretary not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting. Any shareholder intending to present a proposal for action by the shareholders at the 2013 annual meeting must give written notice of the matter or proposal to be considered on or before March 1, 2013.

By order of the Board of Directors,

H. JAMES MCKNIGHT

Executive Vice President,

Chief Legal Officer and

Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

to be held on May 30, 2012 for Michael Baker Corporation

You are receiving this communication because you hold shares in the above named company. This communication is not a form for voting and presents only an overview of the more complete proxy materials that are available to you on the internet or by mail. We encourage you to access and review the proxy materials before voting. You may view the proxy materials online at www.proxydocs.com/bkr or easily request a paper or e-mail copy free of charge (see reverse side).

- YOUR VOTE IS IMPORTANT! -

For a Convenient Way to VIEW Proxy Materials - and -_ VOTE Online go to: www.proxydocs.com/BKR

Proxy Materials Available to View or Receive:

1.	2012 Proxy Statement
2.	Annual Report for the year ended December 31, 2011 (which is not deemed to be part of the official proxy solicitations materials)
3.	Proxy Card
4.	Any amendments to the foregoing materials that are required to be furnished to shareholders.

A PAPER OR E-MAIL COPY OF THE PROXY MATERIALS CAN BE REQUESTED FREE OF CHARGE USING ANY OF THE METHODS LISTED ON THE BACK OF THIS LETTER.

You must use the 12 digit control number in the shaded gray box below and follow the instructions on the website.

ACCOUNT NO.	SHARES

	Michael Baker Corporation Notice of Annual Meeting
			Date:	Wednesday, May 30, 2012
			Time:	10:00 A.M. (Eastern Daylight Time)
			Place:	The Club at Shadow Lakes 2000 Beaver Lakes Boulevard, Hopewell, PA 15001
The purpose of the Annual Meeting is to take action on the following proposals:
The Board of Directors recommends that you vote “FOR” the following.

1.	Election of Directors
	Nominees	01	Robert N. Bontempo	04	Robert H. Foglesong	07	Pamela S. Pierce
		02	Nicholas P. Constantakis	05	Mark E. Kaplan	08	Richard L. Shaw
		03	David L. DeNinno	06	Bradley L. Mallory	09	David N. Wormley

The Board of Directors recommends that you vote “FOR” all nominees in proposal 1 and “FOR” proposals 2 and 3.

2.	Proposal 2: Approve an Advisory Resolution on Michael Baker’s 2011 Named Executive Officer Compensation

3.	Proposal 3: Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012

Should you require directions to the annual meeting, please call the Club at Shadow Lakes at 724-375-5511.

HOW TO VOTE

Vote in Person: While we encourage shareholders to vote by the means indicated on the reverse, a shareholder is entitled to vote in person at the annual meeting. Additionally, a shareholder who has submitted a proxy before the meeting may revoke that proxy in person at the annual meeting.

Vote Online: To vote online, go to www.proxydocs.com/BKR. Please have your 12 Digit Control Number available.

Vote by Mail:	You can vote by mail by returning the proxy card that will be included in our subsequent mailing if you request a paper or e-mail copy of the material using the instructions described below.

HOW TO REQUEST A PAPER OR E-MAIL COPY OF THE PROXY MATERIALS

INTERNET: www.investorelections.com/BKR

TELEPHONE: (866) 648-8133

*E-MAIL: paper@investorelections.com

*         If requesting material by e-mail, please send a blank e-mail with the 12 digit control number (located below) in the subject line. No other requests, instructions or other inquiries should be included with your e-mail requesting material.

***A PAPER OR E-MAIL COPY OF THE MATERIAL CAN BE REQUESTED FREE OF CHARGE USING ANY OF THE ABOVE METHODS***

If you want to receive a paper or e-mail copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. In order to receive a paper package in time for this year’s annual meeting, please make this request on or before May 16, 2012.

ANNUAL MEETING OF MICHAEL BAKER CORPORATION
Date:	May 30, 2012
Time:	10:00 A.M. (Eastern Daylight Time)
Place:	The Club at Shadow Lakes 2000 Beaver Lakes Boulevard, Hopewell, PA 15001
Please make your marks like this: ☒ Use dark black pencil or pen only
Board of Directors recommends a vote FOR all nominees for director in proposal 1 and FOR proposals 2 and 3.

1:	Election of Directors	For		Withhold	Directors Recommend ä
	01 Robert N. Bontempo	☐		☐	For
	02 Nicholas P. Constantakis	☐		☐	For
	03 David L. DeNinno	☐		☐	For
	04 Robert H. Foglesong	☐		☐	For
	05 Mark E. Kaplan	☐		☐	For
	06 Bradley L. Mallory	☐		☐	For
	07 Pamela S. Pierce	☐		☐	For
	08 Richard L. Shaw	☐		☐	For
	09 David N. Wormley	☐		☐	For

2:	Approval of an Advisory Resolution on Michael Baker’s 2011 Named Executive Officer Compensation.	For ☐	Against ☐	Abstain ☐	For

3:	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.	For ☐	Against ☐	Abstain ☐	For

Authorized Signatures - This section must be completed for your Instructions to be executed.

	Please Sign Here		Please Date Above

	Please Sign Here		Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of Michael Baker Corporation to

be held on Wednesday, May 30, 2012

for Holders as of April 10, 2012

This proxy is being solicited on behalf of the Board of Directors

INTERNET	VOTE BY:	TELEPHONE
Go To		Call 866-390-5399
www.proxypush.com/bkr
• Cast your vote online. • View Meeting Documents.	OR	• Use any touch-tone telephone.
• Have your Proxy Card/Voting Instruction Form ready.
• Follow the simple recorded instructions.
MAIL
OR • Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

By signing the proxy, you revoke all prior proxies and appoint Richard L. Shaw and Bradley L. Mallory with full power of substitution to vote your shares on matters shown on the Voting Instruction form and any other matters that may come before the Annual Meeting and all adjournments.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN AS TO ANY OF THE PROPOSALS, SHARES WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTOR IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

All votes must be received by 5:00 P.M., Eastern Time, May 29, 2012. All votes for 401(k) and ESPP participants must be received by 5:00 P.M., Eastern Time, May 25, 2012.
PROXY TABULATOR FOR MICHAEL BAKER CORPORATION P.O. BOX 8016 CARY, NC 27512-9903

EVENT #

CLIENT #

OFFICE #

Proxy — Michael Baker Corporation

Annual Meeting of Shareholders

May 30, 2012, 10:00 a.m. (Eastern Daylight Time)

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby revokes all previous proxies for the Annual Meeting and appoints Richard L. Shaw and Bradley L. Mallory (the “Named Proxies”) as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of Michael Baker Corporation, a Pennsylvania corporation (“the Company”). The undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Wednesday, May 30, 2012 at The Club at Shadow Lakes, 2000 Beaver Lakes Boulevard, Hopewell, PA 15001 and all adjournments thereof.

The purpose of the Annual Meeting is to take action on the following:

1.      Proposal 1: Election of Directors

2.      Proposal 2: Approve an Advisory Resolution on Michael Baker’s 2011 Named Executive Officer Compensation

3.      Proposal 3: Ratification of the selection of Deloitte & Touche LLP as our Independent Registered Public Accounting firm for the fiscal year ending December 31, 2012.

4.      Transact such other Business as may properly come before the Annual Meeting or any adjournment thereof.

The nine nominees for director are: Robert N. Bontempo, Nicholas P. Constantakis, David L. DeNinno, Robert H. Foglesong, Mark E. Kaplan, Bradley L. Mallory, Pamela S. Pierce, Richard L. Shaw, and David N. Wormley.

The Board of Directors of the Company recommends a vote “FOR” all nominees for director in proposal 1 and “FOR” proposals 2 and 3.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all nominees for director in proposal 1 and “FOR” proposals 2 and 3. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.

To attend the meeting and vote your shares

in person, please mark this box.                                             ☐